QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

Report of Independent Auditors

The Board of Directors
RPS Parent Holding Corp. and Subsidiaries

We have audited the accompanying consolidated financial statements of RPS Parent Holding Corp. and subsidiaries, which comprise the consolidated balance sheets as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive loss, stockholders' equity and cash flows for the year ended December 31, 2012 and the period from February 18, 2011 through December 31, 2011, and the related notes to the consolidated financial statements.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor's Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of RPS Parent Holding Corp. and subsidiaries at December 31, 2012 and 2011, and the consolidated results of their operations and their cash flows for the year ended December 31, 2012 and the period from February 18, 2011 through December 31, 2011 in conformity with U.S. generally accepted accounting principles.

Restatement of 2012 Financial Statements

As discussed in Note 3 to the consolidated financial statements, the 2012 financial statements have been restated to correct a disclosure error related to a contingent liability. Our opinion is not modified with respect to this matter.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
March 28, 2013, except for Note 3, as to
which the date is August 26, 2014

Report of Independent Auditors

To the Board of Directors
RPS Parent Holding Corp. and Subsidiaries

We have audited the accompanying consolidated statements of operations, comprehensive loss, stockholders' equity, and cash flows of ReSearch Pharmaceutical Services, Inc. and Subsidiaries (predecessor to RPS Parent Holding Corp.) for the period from January 1, 2011 to February 17, 2011. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated results of the ReSearch Pharmaceutical Services, Inc. and Subsidiaries operations and cash flows for the period from January 1, 2011 to February 17, 2011, in conformity with accounting principles generally accepted in the United States.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
April 27, 2012

RPS PARENT HOLDING CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
	2012	2011
Assets
Current assets:
Cash and cash equivalents	$16,903,458	$10,049,214
Restricted cash	5,054,826	10,138,385
Accounts receivable, less allowance for doubtful accounts of $826,000 at December 31, 2012 and $646,000 at December 31, 2011, respectively	93,254,327	68,863,635
Deferred tax asset	334,543	268,357
Prepaid expenses and other current assets	4,534,596	7,634,508

Total current assets	$120,081,750	$96,954,099
Property and equipment, net	8,239,608	6,113,464
Other assets	5,457,462	2,826,995
Deferred financing costs	3,507,482	3,934,644
Intangible assets, net	53,378,598	59,463,312
Goodwill	164,672,945	164,672,945

Total assets	$355,337,845	$333,965,459

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$4,277,646	$3,243,578
Accrued expenses	21,941,795	12,049,195
Customer deposits	9,554,826	14,638,385
Deferred revenue	17,785,402	12,338,162
Line of credit	7,910,000	—
Deferred tax liability	—	54,626
Current portion of capital lease obligations	271,420	82,991
Current portion of long-term debt	4,000,000	3,500,000
Other current liabilities	828,980	730,231

Total current liabilities	$66,570,069	$46,637,168
Deferred tax liability	16,319,982	22,784,804
Other liabilities	1,397,662	1,166,042
Capital lease obligations	603,246	214,292
Long-term debt	72,000,000	76,000,000
Shareholder notes	105,060,959	86,382,912

Total liabilities	$261,951,918	$233,185,218
Stockholders' equity:
Common stock, $.01 par value:
Authorized shares — 66,000,000; issued and outstanding shares — 54,442,523 and 54,441,585 at December 31, 2012 and December 31, 2011, respectively	544,425	544,416
Additional paid-in capital	105,999,309	105,262,498
Accumulated other comprehensive income	745,130	387,086
Accumulated deficit	(13,902,937)	(5,413,759)

Total stockholders' equity	$93,385,927	$100,780,241

Total liabilities and stockholders' equity	$355,337,845	$333,965,459

See accompanying notes

RPS PARENT HOLDING CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Successor Company		Predecessor Company
	Year ended December 31, 2012	Period from February 18 through December 31, 2011	Period from January 1 through February 17, 2011
Service revenue	$427,092,450	$279,493,183	$47,193,468
Reimbursement revenue	38,790,995	30,582,387	4,006,140

Total revenue	465,883,445	310,075,570	51,199,608
Direct costs	339,801,232	208,878,814	35,281,825
Reimbursable out-of-pocket costs	38,790,995	30,582,387	4,006,140
Selling, general, and administrative expenses	74,410,735	57,281,859	9,398,963
Transaction costs	—	—	2,997,444
Depreciation and amortization	9,539,455	8,033,141	527,324

Income (loss) from operations	3,341,028	5,299,369	(1,012,088)
Interest expense, net	16,283,634	12,466,294	80,020
Other expense, net	299,262	193,971	121,957

Loss before provision for income taxes	(13,241,868)	(7,360,896)	(1,214,065)
(Benefit from) provision for income taxes	(4,752,690)	(1,947,137)	1,233,053

Net loss	$(8,489,178)	$(5,413,759)	$(2,447,118)

See accompanying notes

RPS PARENT HOLDING CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

	Successor Company		Predecessor Company
	Year ended December 31, 2012	Period from February 18 through December 31, 2011	Period from January 1 through February 17, 2011
Net loss as reported	$(8,489,178)	$(5,413,759)	$(2,447,118)
Other comprehensive income:
Foreign currency translation adjustment	358,044	387,086	1,969,797

Comprehensive loss	$(8,131,134)	$(5,026,673)	$(477,321)

See accompanying notes

RPS PARENT HOLDING CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

	Common Stock			Other Accumulated Comprehensive Income (Loss)	Retained Earning (Accumulated Deficit)
			Additional Paid-In Capital
	Shares	Amount				Total
Predecessor Company
Balance at December 31, 2010	37,264,215	$3,726	$45,970,098	$(2,326,975)	$5,746,368	$49,393,217

Stock-based compensation	—	—	190,000	—	—	190,000
Net loss	—	—	—	—	(2,447,118)	(2,447,118)
Foreign currency translation adjustment	—	—	—	1,969,797	—	1,969,797

Balance at February 17, 2011	37,264,215	$3,726	$46,160,098	$(357,178)	$3,299,250	$49,105,896

Successor Company
Issuance of common stock	54,441,585	$544,416	$104,849,962	—	—	$105,394,378
Stock-based compensation	—	—	412,536	—	—	412,536
Net loss	—	—	—	—	$(5,413,759)	(5,413,759)
Foreign currency translation adjustment	—	—	—	$387,086	—	387,086

Balance at December 31, 2011	54,441,585	$544,416	$105,262,498	$387,086	$(5,413,759)	$100,780,241

Exercise of common stock options	938	$9	1,866	—	—	1,875
Stock-based compensation	—		474,114	—	—	474,114
Net loss	—	—	—	—	(8,489,178)	(8,489,178)
Excess tax benefit from stock-based compensation	—	—	260,831	—	—	260,831
Foreign currency translation adjustment	—	—	—	358,044	—	358,044

Balance at December 31, 2012	54,442,523	$544,425	$105,999,309	$745,130	$(13,902,937)	$93,385,927

See accompanying notes

RPS PARENT HOLDING CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Successor Company		Predecessor Company
	Year ended December 31, 2012	Period from February 18 through December 31, 2011	Period from January 1 through February 17, 2011
Net loss	$(8,489,178)	$(5,413,759)	$(2,447,118)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	9,539,455	8,033,141	527,324
Stock-based compensation	474,114	412,536	190,000
Excess tax benefit from stock-based compensation	(260,831)	—	—
Deferred tax benefit	(6,585,634)	(3,204,738)	1,156,051
Non-cash interest expense	10,000,423	7,155,855	—
Changes in operating assets and liabilities:
Accounts receivable	(24,362,154)	(530,923)	(6,364,183)
Prepaid expenses and other assets	125,423	385,654	1,706,487
Accounts payable	1,043,043	(1,789,467)	770,679
Accrued expenses and other liabilities	10,806,713	(1,430,322)	1,040,984
Deferred revenue	5,415,849	(2,778,038)	2,905,942

Net cash (used in) provided by operating activities	(2,292,777)	839,939	(513,834)
Investing activities
Purchase of property and equipment	(4,769,261)	(2,420,074)	(712,605)
Predecessor acquisition, net of cash required	—	(214,371,330)	—

Net cash used in investing activities	(4,769,261)	(216,791,404)	(712,605)
Financing activities
Net borrowings on line of credit	7,910,000	—	8,768,029
Principal payments on capital lease obligations	(242,991)	(142,402)	(20,593)
Proceeds from long-term debt	—	80,000,000	—
Proceeds from shareholder notes	10,000,000	80,000,000	—
Repayment of line of credit	—	(21,623,796)	—
Principal payments on long term debt	(3,500,000)	(500,000)	—
Excess tax benefit from stock-based compensation	260,831	—	—
Proceeds from the exercise of options	1,875	—	—
Payments of deferred equity financing cost	(534,236)	(4,707,587)	—
Proceeds from issuance of common stock	—	92,942,355	—

Net cash provided by financing activities	13,895,479	225,968,570	8,747,436
Effect of exchange rates on cash and cash equivalents	20,803	32,109	23,254

Net change in cash and cash equivalents	6,854,244	10,049,214	7,544,251
Cash and cash equivalents, beginning of year	$10,049,214	$—	$4,695,391

Cash and cash equivalents, end of year	$16,903,458	$10,049,214	$12,239,642

Net borrowings on line of credit
Supplemental disclosures of cash flow information
Cash paid during the year for:
Interest	$6,625,410	4,806,114	88,271

Income taxes	1,310,842	1,207,242	$—

Non-cash investing activities:
Purchase of equipment financed by capital lease	$820,404	$—	$—

See accompanying notes

RPS PARENT HOLDING CORP. AND SUBSIDIARIES

NOTES CONSOLIDATED FINANCIAL STATEMENTS

Year Ended December 31, 2012

1. Business and Organization

RPS Parent Holding Corp. and Subsidiaries (the Company, Parent or RPS) is a global next generation clinical research organization (CRO) serving biotechnology and pharmaceutical companies, which the Company refers to collectively as the biopharmaceutical industry. The Company's business model combines the expertise of a traditional CRO with the ability to provide flexible outsourcing solutions that are fully integrated within the Company's clients' clinical infrastructure. The Company is able to leverage its high degree of clinical expertise, industry knowledge and specialization to reduce the expense and time frame of clinical development that meets the varied needs of small, medium and large biopharmaceutical companies.

On December 27, 2010, ReSearch Pharmaceutical Services, Inc. (RPS, Inc.) entered into an Agreement and Plan of Merger (the Merger Agreement) with Roy RPS Holdings Corp. (Roy), a Delaware corporation affiliated with Warburg Pincus Private Equity X, L.P. and Warburg Pincus X Partners (Collectively Warburg Pincus), and RPS Merger Sub, Inc., a Delaware corporation and direct wholly-owned subsidiary of Roy (Merger Sub). Prior to consummation of the transactions contemplated by the Merger Agreement, RPS Parent Holding Corp. (Holdings), a Delaware corporation, was formed and acquired all of the issued and outstanding capital stock of Roy and serves as the ultimate parent entity.

On the date of the closing of the transactions contemplated by the Merger Agreement, February 18, 2011, Merger Sub merged with and into RPS, Inc., with RPS, Inc. surviving the merger as a wholly-owned subsidiary of Roy (the Merger). Each outstanding share of common stock of RPS, Inc. was cancelled and converted automatically into the right to receive $6.10 in cash, without interest, except for shares (i) in respect of which appraisal rights were properly exercised under Delaware law or (ii) owned by the Company as treasury stock, or by Roy or Merger Sub. Additionally, at the effective time of the Merger, each outstanding option to acquire shares of Common Stock issued under RPS, Inc.'s equity compensation plan that was vested and exercisable was cancelled in exchange for the right to receive an amount per share of Common Stock underlying the applicable stock option equal to the excess, if any, of the Merger consideration of $6.10 over the applicable exercise price of such stock option. Each outstanding option to acquire shares of Common Stock that was unvested at the effective time of the Merger and was not contractually entitled to accelerated vesting as of the effective time was exchanged by Roy for options having an aggregate intrinsic value equal to the value of such unvested options. In addition, a portion of the outstanding shares of Common Stock held by certain members of senior management, as well as a portion of vested options held by senior management, were exchanged for options and shares, respectively of Holdings. Subsequent to the closing of the Merger, the Company is now controlled by Warburg Pincus.

The accompanying consolidated statements of operations, comprehensive loss, cash flows and stockholders' equity are presented for two periods: Predecessor and Successor, which relate to the period preceding the Merger (January 1, 2011 through February 17, 2011) and the period succeeding the Merger (year ended December 31, 2012 and the period from February 18, 2011 through December 31, 2011), respectively. For purposes of identification, the "Company" is defined as RPS Parent Holding Corp. for the successor period and as ReSearch Pharmaceutical Services, Inc. for the Predecessor period. The Merger resulted in a new basis of accounting beginning on February 18, 2011 for the Company.

The Company owns subsidiaries in sixty-three countries with its core operations located in North America, Latin America, Europe and Asia. The Company's revenues are generated primarily from clients located in the United States.

RPS PARENT HOLDING CORP. AND SUBSIDIARIES

NOTES CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Year Ended December 31, 2012

2. Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents include highly liquid investments with an original maturity of three months or less from date of purchase.

Restricted Cash and Customer Deposits

The Company receives cash in advance from certain customers specifically for the payment of investigator fees relating to specific projects. Such amounts are recorded as restricted cash and customer deposits in the accompanying consolidated balance sheets.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to credit risk consist principally of cash and accounts receivable. The Company performs periodic evaluations of the financial institutions in which its cash is invested. The majority of the Company's revenues and accounts receivable are derived from biopharmaceutical companies located in the United States. The Successor Company's three largest customers accounted for approximately 22%, 20% and 12%, respectively, of service revenue for the year ended December 31, 2012. The Successor Company's three largest customers accounted for approximately 24%, 15% and 12%, respectively, of service revenue for the period from February 18, 2011 through December 31, 2011. The Predecessor Company's three largest customers accounted for approximately 24%, 15% and 14%, respectively, of service revenue for the period from January 1, 2011 through February 17, 2011.

The Successor Company's two largest customers account for approximately 20% and 15%, respectively, of the accounts receivable balance as of December 31, 2012. The Successor Company's two largest customers account for approximately 17% and 10%, respectively, of the accounts receivable balance as of December 31, 2011. No other customers represented more than 10% of net service revenue or accounts receivable during those periods or at those times for either the Successor Company or the Predecessor Company.

The Company provides an allowance for doubtful accounts based on experience and specifically identified risks. Accounts receivable are carried at estimated realizable value and charged off against the allowance for doubtful accounts when management determines that recovery is unlikely and the Company ceases collection efforts.

Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

RPS PARENT HOLDING CORP. AND SUBSIDIARIES

NOTES CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Year Ended December 31, 2012

2. Significant Accounting Policies (Continued)

Derivative Financial Instruments

All derivatives are measured at fair value and recognized as either assets or liabilities on the consolidated balance sheets. Derivatives that are not determined to be effective hedges are adjusted to fair value with a corresponding effect on earnings. Changes in the fair value of derivatives that are designated and determined to be effective as part of a hedge transaction have no immediate effect on earnings and depending on the type of hedge, are recorded either as part of other comprehensive income and will be included in earnings in the period in which earnings are affected by the hedged item, or are included in earnings as an offset to the earnings impact of the hedged item. Any ineffective portions of hedges are reported in earnings as they occur. The Company utilizes an interest rate collar agreement to manage changes in market conditions related to debt obligations.

Fair Value of Financial Instruments

The carrying value of financial instruments including cash, accounts receivable, accounts payable, and lines of credit approximates their fair value based on the short-term nature of these instruments. In addition, the carrying value of debt instruments, which do not have readily determinable market values, approximate fair value given that the interest rates on outstanding borrowings approximate market rates.

Property and Equipment

Property and equipment are recorded at cost. Expenditures for repairs and maintenance which do not extend the useful life of the related assets are charged to expense as incurred. Depreciation is computed using the straight-line method over the estimated useful lives of the assets which range from one to seven years.

Goodwill and Intangible Assets

Intangible assets consist primarily of customer relationships, brand names, proprietary software and information, non-compete agreements and goodwill. Finite-lived intangible assets are amortized on a straight line basis over the following periods: customer relationships — seven years, proprietary software and information — five years, and non-compete agreements — five years. Indefinite-lived intangible assets are not amortized and consist of the Company's brand name. Goodwill represents the excess of the cost over the estimated fair value of net assets acquired in business combinations.

The Company accounts for goodwill, customer relationships, brand names, proprietary software and information and non-compete agreements in accordance with the Financial Accounting Standards Board (FASB) guidance for intangible assets. Goodwill is tested for impairment on an annual basis (as of October 1 of each year) and more frequently if an event occurs or circumstances change that would more likely than not reduce the fair value of the Company below its carrying value. If the fair value of the Company is less than the carrying value, goodwill may be impaired, and will be written down to its estimated fair market value, if necessary. For indefinite-lived intangibles, the annual impairment test consists of comparing the fair value of the asset to the carrying value.

Definite-lived intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future

RPS PARENT HOLDING CORP. AND SUBSIDIARIES

NOTES CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Year Ended December 31, 2012

2. Significant Accounting Policies (Continued)

cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, then an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset.

Revenue and Cost Recognition

The majority of the Company's service revenue is derived from fee-for-service contracts. Revenues and the related costs of fee-for-service contracts are recognized in the period in which services are performed. The Company also recognizes revenue under units-based contracts by multiplying units completed by the applicable contract per-unit price. Revenue related to contract modifications is recognized when realization is assured and the amounts are reasonably determinable. Adjustments to contract estimates are reported in the periods in which the facts that require the revisions become known.

FASB guidance requires reimbursable out-of-pocket expenses to be classified as revenue in the statements of operations. Reimbursements for out-of-pocket expenses included in total revenue in the Company's consolidated statements of operations were $38,790,995 and $30,582,387 for the year ended December 31, 2012 and the period from February 18, 2011 through December 31, 2011 for the Successor Company, respectively; and $4,006,140 for the period January 1, 2011 through February 17, 2011 for the Predecessor Company.

The Company excludes investigator fees from its out-of-pocket expenses because these fees are funded from the customer's restricted cash and are recorded on a "pass-through basis" without risk or reward to the Company. Investigator fees paid on behalf of customers by the Successor Company for the year ended December 31, 2012 and the period from February 18, 2011 through December 31, 2011 were approximately $16,000,000 and $22,645,000, respectively. Investigator fees paid on behalf of customers by the Predecessor Company for the period from January 1, 2011 through February 17, 2011 were approximately $1,847,000.

Income Taxes

The Company accounts for income taxes using an asset and liability approach which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and amounts reportable for income tax purposes.

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply in the years in which those temporary differences are expected to be recovered. The Company evaluates the need to establish a valuation allowance for deferred tax assets based on positive and negative evidence including past operating results, the amount of existing temporary differences to be recovered and expected future taxable income. A valuation allowance to reduce the deferred tax assets is established when it is "more likely than not" that some or all of the deferred tax assets will not be realized.

The Company follows the provisions of accounting for uncertainty in income taxes in ASC 740, which prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be

RPS PARENT HOLDING CORP. AND SUBSIDIARIES

NOTES CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Year Ended December 31, 2012

2. Significant Accounting Policies (Continued)

recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities.

Foreign Currency Translation

The financial statements of the Company's foreign subsidiaries have been translated into U.S. dollars. All balance sheet accounts have been translated using the exchange rates in effect at the respective balance sheet date with all translation gains or losses reported as a component of other comprehensive income. The statements of operations' amounts have been translated using average exchange rates in effect over the relevant periods. Foreign currency transactional gains (losses) have been reflected as a component of the Company's consolidated statements of operations within other expense, net.

Stock-Based Compensation

Share-based payments to employees, including grants of employee stock options, are required to be recognized in the financial statements based on their estimated fair values. This guidance requires that an entity measure the cost of equity-based service awards based on the grant-date fair value of the award and recognize the cost of such award over the period during which the employee is required to provide service in exchange for the award (vesting period).

Geographic Information

The Company's non-U.S. operations accounted for approximately 18% and 18% of service revenue during the year ended December 31, 2012 and the period from February 18, 2011 through December 31, 2011 for the Successor Company, respectively; and approximately 18% for the period from January 1, 2011 through February 17, 2011 for the Predecessor Company.

	Americas	Europe	Asia-Pacific	Total
Service revenue from external customers(1)
Year ended December 31, 2012	$384,441,058	$29,211,369	$13,440,023	$427,092,450
Period from February 18, 2011 through December 31, 2011	251,680,204	21,031,156	6,781,823	279,493,183
Period from January 1, 2011 through February 17, 2011	41,729,525	4,173,928	1,290,015	47,193,468
Long-lived assets(2)
December 31, 2012	6,226,816	1,165,899	846,893	8,239,608
December 31, 2011	4,136,405	1,189,043	788,016	6,113,464

(1)
Service revenue is attributable to geographic locations based on the physical location where the services are performed.

(2)
Long-lived assets represents the net book value of property and equipment.

Reclassification

Certain prior period amounts in the consolidated financial statements and notes thereto have been reclassified to conform to the current period's presentation.

RPS PARENT HOLDING CORP. AND SUBSIDIARIES

NOTES CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Year Ended December 31, 2012

2. Significant Accounting Policies (Continued)

Stock Split

On August 5, 2011, the Board of Directors of the Company approved a stock split of the Company's common stock at a ratio of 2.5 shares for every 1 share previously held. All common stock share and per share data included in the Successor Company's consolidated financial statements reflect the stock split.

3. Restatement

In September 2012, a customer asserted that the Company was not in compliance with a clause contained in its Master Services Agreement (the "Agreement") with the customer. The Company evaluated the customer's assertion and believed that the Company was in compliance with the disputed clause and intended to vigorously defend the matter. However, the Company concluded that there was a reasonable possibility of a potential material loss related to this matter, and accordingly, the potential loss contingency should have been disclosed within the footnotes to the financial statements pursuant to the provisions of ASC 450, Contingencies. The accompanying financial statements have been restated to correct this disclosure error.

On May 5, 2014, the Company and the customer reached a settlement agreement in the amount of $9.0 million regarding this matter. The $9.0 million is payable in installments through December 31, 2017 and amends the terms of the Agreement to eliminate the disputed clause. The settlement agreement stipulates that the Company denies that it failed to comply with the disputed clause, and there is no admission of any wrongdoing by either party.

4. Merger

As discussed in Note 1, Business and Organization, the Company completed the Merger on February 18, 2011. The Merger was financed by a combination of borrowings under the Senior Secured Credit Facility and Shareholder Notes (Note 9, Debt Facilities) as well as from equity investments. The Merger has been accounted for as a business combination under FASB ASC Topic 805, Business Combinations. The

RPS PARENT HOLDING CORP. AND SUBSIDIARIES

NOTES CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Year Ended December 31, 2012

4. Merger (Continued)

purchase price has been assigned to the assets acquired and liabilities assumed based on their estimated fair values. The allocation of the purchase price is as follows:

Cash and cash equivalents	$12,239,642
Accounts receivable	68,345,385
Deferred tax asset	829,250
Prepaid expenses and other assets	12,937,350
Property and equipment	6,748,314
Goodwill	164,672,945
Customer relationships	34,165,000
Brand name	24,530,000
Global recruitment database	3,745,000
Proprietary software	730,000
Non-compete agreement	1,545,000
Accounts payable	(5,033,745)
Accrued expenses	(18,516,422)
Customer deposits	(4,500,000)
Deferred revenue	(15,145,690)
Line of credit	(21,623,796)
Deferred tax liability	(26,605,238)

$239,062,995

The customer relationships, brand name and non-compete agreements were valued using an income approach and the global recruitment database and proprietary software were valued using the replacement cost approach. Fair values and useful lives assigned to intangible assets were based on the estimated value and use of these assets by a market participant.

In connection with the Merger, the Company has recorded $164,672,945 of goodwill, none of which is tax deductible. Goodwill represents the excess of the purchase price over the net identifiable tangible and intangible assets acquired. The Company believes that the Merger resulted in the recognition of goodwill primarily as a result of the potential for further geographic expansion of its business and an increased market penetration in regions with existing operations.

The Company expensed transaction costs of $2,997,444 in the Predecessor Company's statements of operations for the period from January 1, 2011 through February 17, 2011. The transaction costs consist primarily of investment banking, tax, legal, and accounting fees related directly to the Merger. In addition, the Company has incurred debt financing costs of $4,707,587. These costs were capitalized in the Successor Company's consolidated financial statements and are classified as deferred financing costs on the consolidated balance sheet. The deferred financing costs are being amortized from the Merger date over the remaining term of the debt instruments using the effective interest method. All amortization related to the capitalized debt financing costs is recorded as interest expense in the statement of operations.

RPS PARENT HOLDING CORP. AND SUBSIDIARIES

NOTES CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Year Ended December 31, 2012

5. Goodwill and Intangible Assets

The following table summarizes the changes in the carrying amount of the Company's goodwill for the year ended December 31, 2012 and the period from February 18, 2011 through December 31, 2011 (Successor Company); and the period from January 1, 2011 through February 17, 2011 (Predecessor Company), respectively:

Predecessor Company
Balance as of December 31, 2010	$15,352,890
Currency exchange	610,416

Balance as of February 17, 2011	$15,963,306

Successor Company
Goodwill related to the Merger	$164,672,945

Balance as of December 31, 2012 and 2011	$164,672,945

The following table summarizes intangible assets and their accumulated amortization for the periods noted:

	December 31, 2012			December 31, 2011
	Gross	Accumulated Amortization	Net	Gross	Accumulated Amortization	Net
Intangible assets subject to amortization
Customer relationships	$34,165,000	$(9,093,236)	$25,071,764	$34,165,000	$(4,212,521)	$29,952,479
Global recruitment database	3,745,000	(1,395,458)	2,349,542	3,745,000	(646,458)	3,098,542
Proprietary software	730,000	(272,012)	457,988	730,000	(126,012)	603,988
Non-compete agreements	1,545,000	(575,696)	969,304	1,545,000	(266,697)	1,278,303

Total	$40,185,000	$(11,336,402)	$28,848,598	$40,185,000	$(5,251,688)	$34,933,312

The weighted-average amortization period for the intangible assets is 6.7 years at December 31, 2012. In addition, the Company has $24,530,000 capitalized for brand name, as of December 31, 2012 and 2011 which has an indefinite life.

The estimated amortization expense for each of the five years ending December 31, 2017 and thereafter for the definite-lived intangibles is as follows:

2013	2014	2015	2016	2017	Thereafter
$6,085,000	$6,085,000	$6,085,000	$5,046,000	$4,881,000	$667,000

RPS PARENT HOLDING CORP. AND SUBSIDIARIES

NOTES CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Year Ended December 31, 2012

6. Property and Equipment

Property and equipment consist of the following:

		December 31,
	Useful Life	2012	2011
Computers, software and other equipment	2 to 3 years	$4,910,746	$3,703,395
Automobiles	1 to 3 years	985,230	893,756
Leasehold improvements	Shorter of 7 years or life of lease	1,367,215	780,130
Software	2 to 3 years	2,462,772	1,560,932
Furniture and fixtures	5 years	2,344,622	1,956,704

		12,070,585	8,894,917
Less accumulated depreciation		(3,830,977)	(2,781,453)

		$8,239,608	$6,113,464

Automobiles include assets acquired under capital lease obligations (Note 15, Commitments and Contingencies). Total depreciation expense for the year ended December 31, 2012 and the period from February 18, 2011 through December 31, 2011 (Successor Company); and for the period from January 1, 2011 through February 17, 2011 (Predecessor Company) was approximately $3,455,000, $2,781,000, and $409,000, respectively.

7. Accrued Expenses

Accrued expenses consist of the following:

	December 31
	2012	2011
Accrued compensation	$7,386,556	$5,392,334
Accrued professional fees	460,407	753,250
Volume rebate accrual	6,768,867	3,463,772
Accrued taxes	3,423,096	822,504
Contingency reserve (Note 15)	1,465,223	—
Other	2,437,646	1,617,335

	$21,941,795	$12,049,195

RPS PARENT HOLDING CORP. AND SUBSIDIARIES

NOTES CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Year Ended December 31, 2012

8. Restructuring

During the second quarter of 2012, the Company approved a restructuring plan to reduce support costs in its European Operations ("European Restructuring Plan"). The Company offered severance benefits to the terminated employees and eliminated approximately 75 positions. The table below outlines the components of the restructuring charges:

Year ended December 31, 2012
Severance and benefits	$6,380,380
Professional fees	2,206,679
Contingency reserve	1,465,223

Total	$10,052,282

A total of approximately $1.9 million is included in accrued expenses at December 31, 2012 related to the European Restructuring Plan. Of this amount, $1.5 million relates to outstanding contingency claims for certain former employees that were terminated as part of the European Restructuring Plan (Note 15). Of the total charge of $10.1 million, approximately $3.0 million is included in direct costs and a total of approximately $7.1 million is included in selling, general and administrative expenses of the consolidated statement of operations.

9. Debt Facilities

Predecessor Company

In November 2006, RPS, Inc. entered into a bank line of credit agreement (the Credit Agreement), expiring October 31, 2009. The Credit Agreement provided for $15,000,000 of available borrowings, and was subject to certain borrowing base restrictions. Borrowings under the Credit Agreement required interest at the Federal Funds open rate, as defined, plus 1%. The Credit Agreement was secured by all corporate assets and also contained financial and nonfinancial covenants including restrictions on the payment of dividends, restrictions on acquisitions and restrictions on the repurchase, redemption, or retirement of outstanding equity.

In July 2009, the Credit Agreement was amended (the Amended Credit Agreement) to extend the termination date to October 31, 2012. The Amended Credit Agreement also provided for $30,000,000 of available borrowings, and was subject to certain borrowing base restrictions. Borrowings under the Amended Credit Agreement require interest at the Federal Funds open rate, as defined, plus 2%. The Amended Credit Agreement remained secured by all corporate assets and continued the financial and nonfinancial covenants including restrictions on the payment of dividends, restrictions on acquisitions and restrictions on the repurchase, redemption, or retirement of outstanding equity present under the Credit Agreement. This Amended Credit Agreement was repaid and terminated in connection with the Merger (Note 1).

Successor Company

On February 18, 2011, the Company entered into the Senior Secured Credit Facilities (the Senior Secured Credit Facilities). The Senior Secured Credit Facilities consist of a six-year $35,000,000 revolving credit facility (the Revolving Credit Facility) and a six-year $80,000,000 term loan facility (the Term Loan Facility). RPS, Inc. is the borrower under the Senior Secured Credit Facilities and Roy as well as certain

RPS PARENT HOLDING CORP. AND SUBSIDIARIES

NOTES CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Year Ended December 31, 2012

9. Debt Facilities (Continued)

subsidiaries are the guarantors under this facility. The Senior Secured Credit Facilities require quarterly principal payments commencing September 30, 2011 on the Term Loan Facility. The quarterly payments are made as follows: $500,000 for the periods from September 30, 2011 through June 30, 2012, $1,000,000 for the periods from September 30, 2012 through June 30, 2014, $1,500,000 for the periods from September 30, 2014 through June 30, 2015, and $2,000,000 for the periods from September 30, 2015 through December 31, 2016. The final principal payment of $52,000,000 is due on February 17, 2017. Prepayments may be required under defined cash flow events.

In March and April 2012, the Company entered into amendments to the Senior Secured Credit Facilities which, among other modifications, adjusted the applicable margins on both Eurodollar and Base Rate loans, and adjusted certain financial and operating covenant requirements.

The Revolving Credit Facility is available, subject to certain conditions, for general corporate purposes in the ordinary course of business and for other transactions permitted under the Senior Secured Credit Facilities. Borrowings under the Senior Secured Credit Facilities bear interest, at the Company's option, at the base rate or the Eurodollar rate plus a margin. The Revolving Credit Facility is guaranteed by the net assets of Roy RPS and its subsidiaries.

The interest rate on the Term Loan Facility was 6.75% at December 31, 2012 and the interest rate on the Revolving Credit Facility 7.5% at December 31, 2012.

The Company also agreed to pay a commitment fee on the unused portion of the Revolving Credit Facility of 0.25% to 0.50% per annum based upon the ratio of the Company's profit to debt as defined by the Senior Secured Credit Facilities. The commitment fee on unused borrowings for the Revolving Credit Facility was 0.50% for 2012.

The Senior Secured Credit Facilities require compliance with certain financial and operating covenants including a minimum consolidated cash interest coverage ratio and a maximum consolidated net leverage ratio. The Company is not permitted to declare, make or pay any cash dividends to RPS Parent Holding Corp. or other parties. The Company was in compliance with all required debt covenants at December 31, 2012. Upon a change in control, any amounts outstanding under the Senior Secured Credit Facilities shall immediately become due and the facilities shall immediately terminate.

In February 2011, the Company entered into Note Purchase Agreements (Note Purchase Agreements) with Warburg Pincus and other shareholders for an aggregate of $80,000,000 of 9% Subordinated Notes due February 2017. In addition, in April of 2012, the Company entered into an additional Note Purchase Agreement with Warburg Pincus for an additional $10,000,000 of 12% Subordinated Notes due February 2017. We will refer hereinafter to both the 9% Notes and the 12% Notes as "Shareholder Notes" or "Notes". The key provisions of the Shareholder Notes are as follows.

Interest accrues on the principal sum of the Shareholder Notes on a daily basis at an annual rate of 9% for the $80 million of principal and 12% for the $10 million of principal and is due and payable by increasing the principal amount of the Notes in arrears on a semi-annual basis. Any payment-in-kind (PIK) interest and principal will be paid-in-full in cash on the earliest to occur of the maturity date of the Notes (February 2017), a redemption in conjunction with a change of control, or the date under which payment on the Shareholder Notes is no longer restricted under the Senior Secured Credit Facilities and RPS Parent elects

RPS PARENT HOLDING CORP. AND SUBSIDIARIES

NOTES CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Year Ended December 31, 2012

9. Debt Facilities (Continued)

to pay the PIK interest. RPS Parent may redeem all or a portion of the Shareholder Notes, at its option and at a redemption price equal to 100% of the outstanding principal amount plus accrued and unpaid interest. If less than all of the Shareholder Notes are redeemed, RPS Parent must redeem the Shareholder Notes ratably amongst all the holders of the Shareholder Notes. The holders of a majority of the outstanding principal under the Shareholder Notes may request redemption at a redemption price equal to 100% of the outstanding principal amount plus accrued and unpaid interest upon a change of control.

As long as the Shareholder Notes remain outstanding, the Company will not make any acquisitions, including acquisitions of the stock or assets of another company, except the formation of new subsidiaries and any investment permitted under the terms of the Note Purchase Agreement. As long as the Shareholder Notes remain outstanding, the Company shall not create or enter into any indebtedness other than the Shareholder Notes, indebtedness to subsidiaries, guarantees of subsidiary debt, or other indebtedness not to exceed $12 million. The Shareholder Notes are subordinated to the Senior Secured Credit Facilities.

Owners of approximately 5.1% of the Shareholder Notes are members of management (Management Noteholders). The Management Noteholders may request borrowings (the Tax Notes) from the Company in an amount equal to the annual tax liability of each Management Noteholder under the Notes upon the request of the applicable Management Noteholder. Approximately $100,000 of Tax Notes have been issued through December 31, 2012.

The following summarizes the Company's required debt principal payments under the Term Loan Facility for the next five years and thereafter:

Term Loan Facility Payment
2013	$4,000,000
2014	5,000,000
2015	7,000,000
2016	8,000,000
2017	52,000,000

Total	$76,000,000

10. Income Taxes

Loss before provision for income taxes consists of the following components:

	Successor Company		Predecessor Company
	Year ended December 31, 2012	Period from February 18 through December 31, 2011	Period from January 1 through February 17, 2011
Domestic	$(16,882,927)	$(7,930,412)	$(1,046,519)
Foreign	3,641,059	569,516	(167,546)

Loss before income taxes	$(13,241,868)	$(7,360,896)	$(1,214,065)

RPS PARENT HOLDING CORP. AND SUBSIDIARIES

NOTES CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Year Ended December 31, 2012

10. Income Taxes (Continued)

The (benefit) provision for income taxes is as follows:

	Successor Company		Predecessor Company
	Year ended December 31, 2012	Period from February 18 through December 31, 2011	Period from January 1 through February 17, 2011
Current:
Federal	$—	$—	$31,411
State	776,496	175,518	(53,680)
Foreign	1,056,448	1,082,083	99,271

	1,832,944	1,257,601	77,002
Preferred:
Federal	(5,793,872)	(2,547,462)	657,566
State	(577,593)	(498,745)	125,788
Foreign	(214,169)	(158,531)	372,697

	(6,585,634)	(3,204,738)	1,156,051

Total	$(4,752,690)	$(1,947,137)	$1,233,053

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities are as follows:

	December 31,
	2012	2011
Deferred tax assets:
Net operating loss carryforwards and tax credits	$6,118,160	$4,801,395
Interest expense limitation	2,929,931	—
Reserves, deferrals and accrued expenses	633,117	447,425
Stock based compensation	436,118	250,420

Total deferred tax assets	10,117,326	5,499,240
Deferred tax liabilities:
Property, plant and equipment	(600,418)	(718,723)
Intangible assets	(20,983,005)	(23,528,906)

Total deferred tax liabilities	(21,583,423)	(24,247,629)
Valuation allowance for deferred tax assets	(4,519,342)	(3,822,684)

Net deferred tax liabilities	$(15,985,439)	$(22,571,073)

As reported:
Deferred tax assets, current	$334,543	$268,357
Deferred tax liabilities, current	—	(54,626)
Deferred tax liabilities, non-current	(16,319,982)	(22,784,804)

Net deferred tax liabilities	$(15,985,439)	$(22,571,073)

RPS PARENT HOLDING CORP. AND SUBSIDIARIES

NOTES CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Year Ended December 31, 2012

10. Income Taxes (Continued)

FASB ASC 740, Accounting for Income Taxes (FASB ASC 740), requires a company to evaluate its deferred tax assets on a regular basis to determine if a valuation allowance against the net deferred tax assets is required. Pursuant to FASB ASC 740, losses generated by entities that lack a history of prior operating results is significant negative evidence that is difficult to overcome in considering whether deferred tax assets are more likely than not realizable. The Company has concluded, based upon the evaluation of all available evidence, that it is more likely than not that certain foreign deferred tax assets will not be realized, and therefore, the Company has recorded a valuation allowance on those deferred tax assets, as of December 31, 2012.

A reconciliation of income taxes computed at the U.S. federal statutory rate to the provision for income taxes is as follows:

	Successor Company		Predecessor Company
	Year ended December 31, 2012	Period from February 18 through December 31, 2011	Period from January 1 through February 17, 2011
Federal statutory income tax (benefit)	$(4,634,654)	$(2,576,288)	$(424,923)
State taxes, net of federal benefit	227,780	(210,098)	103,993
Impact of foreign taxes	(916,914)	(450,344)	(63,522)
Increase in valuation allowance	696,658	1,176,213	561,009
Non deductible merger costs	—	—	1,049,105
Other permanent differences	(125,560)	113,380	7,391

(Benefit from) provision for income taxes	$(4,752,690)	$(1,947,137)	$1,233,053

The actual income tax benefit for the year ended December 31, 2011 and the period from February 18, 2011 through December 31, 2011 (Successor Company) was lower than the expected tax benefit using the federal statutory rate due primarily to valuation allowances related to tax benefits for net operating losses generated in certain of the Company's foreign subsidiaries as it may not realize the tax benefit of those operating losses.

The Company has a federal net operating loss carryforward aggregating $4,378,000 as of December 31, 2012 which will expire in 2032.

Additionally, the Company has state net operating loss carryforwards aggregating $2,402,000 as of December 31, 2012 which expire through 2032. The Company has additional state net operating loss carryforwards aggregating $3,719,000 which, if realized, would result in a credit to additional paid-in-capital and which expires through 2030.

The Company has foreign net operating loss carryforwards generated mostly among European affiliates at December 31, 2012 aggregating approximately $15,138,000 of which $6,873,000 have no expiration and the remainder of which expire through 2028.

The Company records accrued interest and penalties related to unrecognized tax benefits in the income tax provision. There have been no material changes to unrecognized tax benefits or accrued interest and penalties during the year ended December 31, 2012 and the period from February 18, 2011 through

RPS PARENT HOLDING CORP. AND SUBSIDIARIES

NOTES CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Year Ended December 31, 2012

10. Income Taxes (Continued)

December 31, 2011 (Successor Company); and from January 1, 2011 through February 17, 2011 (Predecessor Company). The Company does not expect a significant increase or decrease in unrecognized tax benefits over the next twelve months.

The Company files U.S. federal income tax returns as well as income tax returns in various states and for the many foreign jurisdictions in which it operates. The Company may be subject to examination by the various taxing authorities generally for calendar years 2008 through 2012. Additionally, any net operating losses and other tax attribute carryovers that were generated in prior years and utilized in these years may also be subject to examination. The Company cannot predict with certainty how these audits will be resolved and whether the Company will be required to make additional tax payments, which may or may not include penalties and interest. For most states where the Company conducts business, the Company is subject to examination for the preceding three to six years. In certain states, the period could be longer.

Management believes the Company has provided sufficient tax provisions for tax periods that are within the statutory period limitation not previously audited and that are potentially open for examination by taxing authorities. Potential liabilities associated with these years will be resolved when an event occurs to warrant closure, primarily through the completion of audits by the taxing jurisdictions. To the extent audits or other events result in material adjustment to the accrued estimates, the effect would be recognized during the period of the event. There can be no assurance, however, that the ultimate outcome of audits will not have a material adverse impact on the Company's financial position, results of operations or cash flows.

11. Stockholders' Equity

Predecessor Company

RPS, Inc. was authorized to issue up to 1,000,000 shares of preferred stock, $.0001 par value, and 150,000,000 shares of common stock, $.0001 par value. Of the shares authorized, 6,792,271 shares of common stock had been reserved for issuance pursuant to RPS, Inc.'s 2007 equity incentive plan.

Successor Company

There are 66,000,000 authorized shares of common stock of RPS Parent Holding Corp. as of December 31, 2012 and 2011 and 54,442,523 and 54,441,585 shares are issued and outstanding as of December 31, 2012 and December 31,2011, respectively. The majority of the common stock is owned by affiliates of Warburg Pincus. For so long as Warburg Pincus maintains specified ownership percentages of the Company's common stock, they will be entitled to certain protective provisions as defined in the Stockholders Agreement (Stockholders Agreement). This protective provisions would require Warburg Pincus to approve certain significant corporate actions, including any adoption or amendment, modification or supplement to the certificate of incorporation, and incurrence, assumption or any commitment for any indebtedness in excess of $1,000,000, among others.

As of December 31, 2012, 3,081,044 shares of common stock are owned by members of management (Management Stockholders). The Management Stockholders are subject to certain rights and provisions as per the terms of the Stockholders Agreement, which include certain restrictions on the transfer of Management Stockholder shares, tag along rights, put rights and call rights.

RPS PARENT HOLDING CORP. AND SUBSIDIARIES

NOTES CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Year Ended December 31, 2012

11. Stockholders' Equity (Continued)

Put Rights

In the event of a Management Stockholder's termination of service from the Company without cause or for cause or a Management Stockholder's resignation at any time during the period ending on the six-month anniversary of such termination of service, the Management Stockholder may cause the Company to repurchase from the Management Stockholder any shares of common stock held by the Management Stockholder at a repurchase price equal to the fair value of such common stock as of the date of repurchase; provided, that in the event of a Management Stockholder's termination of service from the Company for cause (or a voluntary resignation within 30 days after the occurrence of an event that would be grounds for a termination for cause, as determined by the Board of Directors in good faith) the repurchase price shall equal the lesser of (i) the original exercise price or purchase price (as applicable) of the common stock, if any, and (ii) the fair value of such common stock as of the date of repurchase.

If a Management Stockholder elects to exercise these put rights, such Management Stockholder must also sell to the Company as a condition to the Company's repayment obligations an amount of the aggregate principal amount of the Shareholder Notes (including any accrued but uncompounded interest thereon) held by such Management Stockholder or any transferees of such Management Stockholder equal to the product of (i) the quotient determined by dividing (A) the number of shares of common stock owned by such Management Stockholder proposed to be sold to the Company, divided by (B) the aggregate number of shares of common stock owned by such Management Stockholder, multiplied by (ii) the aggregate principal amount of Stockholder Notes (including any accrued but uncompounded interest thereon) held by such Management Stockholder or any transferees of such Management Stockholder.

Call Rights

In the event of a Management Stockholder's termination of service from the Company for any reason, at any time during the period ending on the six-month anniversary of such termination, the Company may repurchase from the Management Stockholder any shares of common stock held by such Management Stockholder or any transferees of such Management Stockholder at a repurchase price equal to the fair value as of the date of the repurchase; provided, that in the event of a Management Stockholder's termination of service from the Company for cause (or a voluntary resignation within 30 days after the occurrence of an event that would be grounds for a termination for cause, as determined by the Board of Directors in good faith) the repurchase price shall equal the lesser of (i) the original exercise price or purchase price (as applicable), if any, and (ii) the fair value of such common stock as of the date of repurchase; provided, further, that the Company shall be precluded from exercising the foregoing repurchase right until the later of six months after an award vests (in the case of a restricted stock reward) or six months after option exercise (in the case of an Option), in which case the repurchase right may be exercised during the six-month period following the date such repurchase right may be exercised.

As a consequence of the aforementioned put and call rights, the 3,081,444 shares of common stock held by the Management Stockholders are considered to be contingently redeemable for financial reporting purposes.

RPS PARENT HOLDING CORP. AND SUBSIDIARIES

NOTES CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Year Ended December 31, 2012

12. Stock Option Plans

Share-based payments to employees, including grants of employee stock options, are required to be recognized in the financial statements based on their fair values. This guidance requires that an entity measure the cost of equity-based service awards based on the grant-date fair value of the award and recognize the cost of such award over the period during which the employee is required to provide service in exchange for the award (vesting period).

RPS, Inc. adopted the 2007 Stock Incentive Plan (the 2007 Incentive Plan) on August 30, 2007. The 2007 Incentive Plan awarded options and restricted stock. In connection with the Merger, on February 18, 2011, a total of 4,571,108 vested options in the 2007 Incentive Plan were cancelled in exchange for the right to receive an amount per share of common stock underlying the applicable stock option equal to the excess, if any, of the Merger consideration of $6.10 per share over the applicable exercise price of such stock option. In addition, a portion of vested options held by senior management were exchanged for options of RPS Parent Holding Corp. The remaining unvested options continue to be governed by the 2007 Incentive Plan, and vesting continuing under the original terms, which was generally over a three year period. The exercise period of awards under the 2007 plan is determined by the Board of Directors or a committee thereof, and may not exceed 10 years from the date of grant.

The RPS Parent Holding Corp. 2011 Stock Incentive Plan adopted on February 18, 2011 (the 2011 Option Plan) authorizes the award of stock-based incentives to eligible participants, including employees of the Company, non-employee directors, and eligible consultants. All stock-based incentives are non-qualified in nature. The 2011 Option Plan provides for three types of awards: time based vesting awards, performance vesting awards and outperformance vesting awards, all of which are described below. The exercise period for these awards cannot exceed ten years from the date of grant. Each option entitles the holder to purchase one share of common stock at the applicable exercise price. The provisions of each type of award are as follows:

Time-Based Vesting awards  —  As long as the participant remains employed by the Company or its subsidiaries on each vesting date, the awards generally vest and become exercisable on the following schedule: (i) 20% on the first anniversary of the grant date, and (ii) 5% on each three-month anniversary beginning on the fifteenth month following the grant date. Time-based vesting shall only occur on the vesting dates, and there will be no proportional or incremental vesting on the interim dates.

Performance vesting awards  —  These awards shall vest and become proportionally exercisable upon a transaction, including a change of control or an initial public offering, in which Warburg Pincus or its affiliates receive proceeds in the form of cash or marketable securities, provided that Warburg Pincus's internal rate of return is greater than 25% but less than 50%. An internal rate of return equal to or greater than 50% will result in vesting of the entire performance vesting tranche.

Outperformance Vesting  —  These awards shall vest and become proportionally exercisable upon a transaction, including a change of control or an initial public offering, in which Warburg Pincus or its affiliates receive proceeds in the form of cash or marketable securities, provided that Warburg Pincus's internal rate of return is greater than 50% but less than 75%. An internal rate of return equal to or greater than 75% will result in vesting of the entire outperformance vesting tranche.

RPS PARENT HOLDING CORP. AND SUBSIDIARIES

NOTES CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Year Ended December 31, 2012

12. Stock Option Plans (Continued)

The following table summarizes activity under the 2007 Incentive Plan and the 2011 Option Plan:

	Options Available for Grant	Number of Options Outstanding	Weighted Average Exercise Price
Predecessor Company
Balance at December 31, 2010	4,559,334	3,838,870	$1.70
Authorized	—	—	$—
Granted	—	—	$—
Forfeited/cancelled	11,774	(11,774)	$0.40

Balance at February 17, 2011	4,571,108	3,827,096	$1.70

Successor Company
Roll-over from Predecessor	—	1,344,575	$0.40
Authorized	10,069,615	—	$—
Granted	(7,078,538)	7,078,538	$2.00
Exercised	—	—	$—
Forfeited/cancelled	—	—	$—

Balance at December 31, 2011	2,991,077	8,423,113	$1.75
Authorized	—	—	$—
Granted	(1,342,728)	1,342,728	$2.25
Exercised	938	(938)	$2.00
Forfeited/cancelled	888,873	(888,873)	$1.91

Balance at December 31, 2012	2,538,160	8,876,030	$1.80

The per share weighted average fair value of the options granted was estimated at $1.04 and $0.64 for the year ended December 31, 2012 and the period from February 18, 2011 through December 31, 2011 (Successor Company), respectively; and no grants were issued for the period from January 1, 2011 through February 17, 2011 (Predecessor Company).

At December 31, 2012, 1,857,455 options were exercisable at a weighted average exercise price of $0.90 per share. The weighted average remaining contractual life of all outstanding options at December 31, 2012 was 9.2 years. The weighted average remaining contractual life of vested options at December 31, 2012 was 5.6 years.

Stock-based compensation expense for the year ended December 31, 2012 and the period from February 18, 2011 through December 31, 2011 (Successor Company); and for the period from January 1, 2011 through February 18, 2011 (Predecessor Company), was approximately $474,000 $413,000, and $190,000, respectively, and is included in selling, general, and administrative expenses in the accompanying consolidated statements of operations. The Company recognizes the compensation expense of such share-based service awards on a straight-line basis. Total compensation cost of time-based awards options granted but not yet vested as of December 31, 2012 was approximately $1,845,000, net of estimated forfeitures, which is expected to be recognized over the weighted average period of 4.5 years.

RPS PARENT HOLDING CORP. AND SUBSIDIARIES

NOTES CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Year Ended December 31, 2012

12. Stock Option Plans (Continued)

Valuation of Time-Based Vesting Awards

The per-share weighted average fair value of time-based vesting awards granted was estimated at $1.11 and $1.00 for the year ended December 31, 2012 and the period from February 18, 2011 through December 31, 2011 (Successor Company), respectively; and no grants were issued for the period from January 1, 2011 through February 17, 2011 (Predecessor Company) on the date of grant, using the Black-Scholes option-pricing model with the following weighted average assumptions which are based upon the Company's history or industry comparative information:

	Year Ended December 31, 2012	Period From February 18, 2011 Through December 31, 2011
Expected dividend yield	0.00%	0.00%
Expected volatility	55.00%	55.00%
Risk-free interest rate	1.29%	1.43%
Expected life	6.5 years	6.5 years

The Company's common stock is not publicly traded, as such the expected volatility has been calculated for each date of grant based on an alternative method (defined as the calculated value). The Company identified similar public entities for which share price information is available and has considered the historical volatility of these entities' share prices in determining its estimated expected volatility. The Company used the average volatility of these guideline companies over the expected term calculated using the simplified method pursuant to FASB guidance. The Company estimates the fair value of its common stock using the market and income valuation approaches, with the assistance of a valuation consultant.

Valuation of Performance and Outperformance Vesting Awards

Of the total 1,342,728 options granted during the year ended December 31, 2012, 610,052 are time-based awards, 562,676 are Performance Vesting awards and 170,000 are Outperformance Vesting awards. Of the total 7,078,538 options granted during the period from February 18, 2011 through December 31, 2011 (Successor Period), 1,961,750 are time-based awards, 1,835,250 are Performance Vesting awards and 3,281,538 are Outperformance Vesting awards. The Performance Vesting awards and Outperformance Vesting awards contain both performance and market conditions. The estimated fair value of these awards on the date of grant will be amortized to expense should the performance condition become probable of achievement. As of December 31, 2012 and 2011, the Company has not recognized any compensation expense to date related to these awards as the achievement of the performance condition is not deemed probable.

The Company estimated the fair value of the Performance Vesting awards and the Outperformance Vesting awards on the dates of grant in 2012 and 2011 by using a risk-neutral lattice methodology within a Monte Carlo simulation model. The primary inputs into the model include the estimated fair value of common stock, the exercise price, the risk free rate, stock price volatility and an estimated time until an exit event. The estimated fair value of the Performance Vesting Awards and Outperformance Vesting awards granted during the year ended December 31, 2012 and the period from February 18, 2011 through December 31, 2011 (Successor Period) was $647,000 and $80,000; and $1.3 million and $1.1 million, respectively,

RPS PARENT HOLDING CORP. AND SUBSIDIARIES

NOTES CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Year Ended December 31, 2012

12. Stock Option Plans (Continued)

which will be recognized to expense when the underlying performance condition is deemed probable of occurrence.

As of February 17, 2011, the unvested options in the 2007 Incentive Plan were carried forward into the Successor period. The number of options and exercise prices were split effected in order to conform with the new equity basis of the Company in the Successor period.

13. Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (the exit price) in an orderly transaction between market participants at the measurement date. The fair value standard outlines a valuation framework and creates a fair value hierarchy in order to increase the consistency and comparability of fair value measurements and the related disclosures.

The fair value guidance describes three levels of input that may be used to measure fair value.

  ▪
  Level 1 — Financial assets and liabilities whose values are based on unadjusted quoted prices for identical assets or liabilities in an active market that the company has the ability to access at the measurement date.

  ▪
  Level 2 — Financial assets and liabilities whose values are based on quoted prices in markets where trading occurs infrequently or whose values are based on quoted prices of instruments with similar attributes in active markets. Level 2 inputs include the following:

  ▪
  Quoted prices for similar assets or liabilities in active markets;

  ▪
  Quoted prices for identical or similar assets or liabilities in non-active markets;

  ▪
  Inputs other than quoted prices that are observable for substantially the full term of the asset or liability; and

  ▪
  Inputs that are derived principally from or corroborated by observable market data for substantially the full term of the asset or liability.

  ▪
  Level 3 — Financial assets and liabilities whose values are based on prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement. These inputs reflect management's own assumptions about the assumptions a market participant would use in pricing the asset or liability.

RPS PARENT HOLDING CORP. AND SUBSIDIARIES

NOTES CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Year Ended December 31, 2012

13. Fair Value Measurements (Continued)

The following tables summarize the Company's financial assets and liabilities measured at fair value on a recurring basis at December 31, 2012 and 2011, respectively:

	2012
	Fair Value at December 31, 2012	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets measured at fair value on a recurring basis:
Cash and cash equivalents	$16,903,458	$16,903,458	$—	$—
Restricted cash	5,054,826	5,054,826	—	—
Derivatives — interest rate collar (Note 14)	13,812	—	—	13,812

Total	$21,972,096	$21,958,284	$—	$13,812

	2011
	Fair Value at December 31, 2011	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets measured at fair value on a recurring basis:
Cash and cash equivalents	$10,049,214	$10,049,214	$—	$—
Restricted cash	10,138,385	10,138,385	—	—
Derivatives — interest rate Collar (Note 14)	275,331	—	—	275,331

Total	$20,462,930	$20,187,599	$—	$275,331

The reconciliation of the interest rate collar measured at fair value on a recurring basis using unobservable inputs (Level 3) is as follows:

Interest Rate Collar
Balance at February 18, 2011	$—
Initial value	366,000
Change in fair value	(90,669)

Balance at December 31, 2011	275,331
Change in fair value	(261,519)

Balance at December 31, 2012	$13,812

Interest rate collars are valued using discounted cash flows. The key input used is the LIBOR rate, which is observable at quoted intervals for the term of the cap. Assets and liabilities that are measured at fair value on a non-recurring basis include intangible assets and goodwill. On February 18, 2011, the Company

RPS PARENT HOLDING CORP. AND SUBSIDIARIES

NOTES CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Year Ended December 31, 2012

13. Fair Value Measurements (Continued)

estimated the fair value of intangible assets in connection with the Merger using the income approach and the replacement cost approach. For these assets and liabilities, measurement at fair value in periods subsequent to their initial recognition is applicable if one or more is determined to be impaired.

14. Derivative Financial Instruments

The Company manages interest rate exposure by using an interest rate collar agreement to reduce the variability of cash flows in interest payments for the principal amount of variable-rate debt. In August 2011, the Company entered into interest rate collar agreement with an aggregate notional principal amount of $80,000,000. This collar is used to hedge the variable rate of the Company's Senior Secured Credit Facilities. The Company paid $366,000 to enter into the interest rate collar, which is recorded in long-term assets. The interest rate collar is classified as an ineffective hedge, and changes in the fair value are recorded in interest expense. The fair value of the interest rate collar was $13,812 and $275,331 as of December 31, 2012 and 2011, respectively, and the Company recorded $261,519 and $90,669 of interest expense for the year ended December 31, 2012 and the period from February 18, 2011 through December 31, 2011 (Successor Company), respectively, in order to mark the interest rate collar to fair value.

	Asset Derivatives
	2012		2011
	Balance Sheet Classification	Fair Value	Balance Sheet Classification	Balance Sheet Classification
Derivatives not designated as hedging instruments:
Interest rate collar	Other assets	$13,812	Other assets	275,331

	Year Ended December 31, 2012		Year Ended December 31, 2012
	Location of Gain or Loss	Amount of Gain or Loss	Location of Gain or Loss	Amount of Gain or Loss
Derivatives not designated as cash flow hedge:
Interest rate collar	Interest expense	$(261,519)	Interest expense	$(90,669)

15. Commitments and Contingencies

The Company occupies its corporate headquarters and other offices and uses certain equipment under various leases. The Company's current lease for its corporate headquarters expires in June 2017. Rent expense under such arrangements, including for rent obligations around the world, was approximately $5,266,000 and $4,520,000 for the year ended December 31, 2012 and the period from February 18, 2011 through December 31, 2011 (Successor Company), respectively; and $779,000 for the period from January 1, 2011 through February 17, 2011 (Predecessor Company). The Company is the lessee of approximately $1,000,000 of automobiles under capital leases expiring through 2015. The automobiles are recorded at the present value of minimum lease payments and are amortized over their estimated useful lives. Amortization of the assets under capital lease agreements of approximately $298,000 and $365,000 for the year ended December 31, 2012 and the period from February 18, 2011 through December 31, 2011 (Successor Company), respectively; and $61,000 for the period from January 1, 2011 through February 17, 2011 (Predecessor Company), is included in depreciation expense for the respective periods.

RPS PARENT HOLDING CORP. AND SUBSIDIARIES

NOTES CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Year Ended December 31, 2012

15. Commitments and Contingencies (Continued)

Future minimum lease payments subsequent to December 31, 2012 under capital and non- cancelable operating leases are as follows:

	Capital Leases	Operating Leases
2013	$321,620	$8,316,787
2014	333,675	6,697,043
2015	297,524	5,321,438
2016	—	3,553,486
2017	—	1,319,863
Thereafter	—	25,621

Total minimum lease payments	$952,819	$25,234,238

Less amount representing interest	(78,153)

Present value of net minimum lease payments	$874,666

The Company recorded an accrual in the amount of $1.5 million at December 31, 2012 related to outstanding claims in accordance with the European Restructuring Plan (Note 8). This accrual has been recorded based on management's best estimate of the range of the probable loss related to these disputes in accordance with the provisions of ASC 450, Contingencies. These estimates are based on management's assessment of the facts and circumstances for each of the outstanding matters, which includes analyses by external legal counsel. These estimates are subject to considerable judgment.

The Company is involved in various other claims incidental to the conduct of its business. Management does not believe that any such claims to which the Company is a party, both individually and in the aggregate, will have a material adverse effect on the Company's financial position, results of operations or cash flows.

16. Subsequent Events

The Company has evaluated subsequent events through March 28, 2013, which represents the date these financial statements were available to be issued.

RPS PARENT HOLDING CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2013	December 31, 2012
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$15,720,435	$16,903,458
Restricted cash	4,969,086	5,054,826
Accounts receivable, less allowance for doubtful accounts of $856,000 at June 30, 2013 and $826,000 at December 31, 2012, respectively	96,098,243	93,254,327
Deferred tax asset	334,543	334,543
Prepaid expenses and other current assets	5,959,372	4,534,596

Total current assets	123,081,679	120,081,750
Property and equipment, net	7,498,324	8,239,608
Other assets	5,307,117	5,457,462
Deferred financing costs	3,027,516	3,507,482
Intangible assets subject to amortization, net	50,336,241	53,378,598
Goodwill	164,672,945	164,672,945

Total assets	$353,923,822	$355,337,845

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$6,213,929	$4,277,646
Accrued expenses	19,607,474	21,941,795
Customer deposits	8,469,086	9,554,826
Deferred revenue	15,737,446	17,785,402
Line of credit	13,400,000	7,910,000
Current portion of capital lease obligations	340,143	271,420
Current portion of long -term debt	4,000,000	4,000,000
Current portion of shareholder notes	254,754	—
Other current liabilities	1,157,617	828,980

Total current liabilities	69,180,449	66,570,069
Deferred tax liability	11,223,030	16,319,982
Other liabilities	1,165,818	1,397,662
Capital lease obligations, less current portion	405,279	603,246
Long -term debt	71,000,000	72,000,000
Shareholder notes	109,618,090	105,060,959

Total liabilities	262,592,666	261,951,918
Stockholders' equity:
Common stock, $.0001 par value:
Authorized shares — 66,000,000 at June 30, 2013 and December 31, 2012, issued and outstanding shares — 54,443,847 and 54,442,523 at June 30, 2013 and December 31, 2012, respectively	544,438	544,425
Additional paid-in capital	106,321,520	105,999,309
Accumulated other comprehensive income	676,023	745,130
Accumulated deficit	(16,210,825)	(13,902,937)

Total stockholders' equity	91,331,156	93,385,927

Total liabilities and stockholders' equity	$353,923,822	$355,337,845

Please see accompanying notes.

RPS PARENT HOLDING CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Six Months Ended June 30,
	2013	2012
	(unaudited)
Service revenue	$224,004,149	$204,404,610
Reimbursement revenue	19,953,646	18,243,148

Total revenue	243,957,795	222,647,758
Direct costs	177,849,026	163,005,524
Reimbursable out-of-pocket costs	19,953,646	18,243,148
Selling, general, and administrative expenses	38,235,885	35,200,346
Depreciation and amortization	4,355,761	4,691,433

Income from operations	3,563,477	1,507,307
Interest expense	(8,558,119)	(8,004,453)
Other income (expense), net	106,598	(38,799)

Loss before income taxes	(4,888,044)	(6,535,945)
Benefit from income taxes	(2,580,156)	(2,346,404)

Net loss	$(2,307,888)	$(4,189,541)

Please see accompanying notes.

RPS PARENT HOLDING CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

	Six Months Ended June 30,
	2013	2012
	(unaudited)
Net loss, as reported	$(2,307,888)	$(4,189,541)
Other comprehensive loss:
Foreign currency translation adjustment	(69,107)	(205,051)

Comprehensive loss	$(2,376,995)	$(4,394,592)

Please see accompanying notes.

RPS PARENT HOLDING CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended June 30,
	2013	2012
	(unaudited)
Net loss	$(2,307,888)	$(4,189,541)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	4,355,761	4,691,433
Stock-based compensation	246,852	216,066
Excess tax benefit from stock-based compensation	(72,723)	(260,831)
Deferred tax benefit	(5,096,952)	(3,292,817)
Non-cash interest expense	5,446,837	4,775,733
Changes in operating assets and liabilities:
Accounts receivable	(2,916,053)	(17,875,124)
Prepaid expenses and other assets	(883,646)	135,577
Accounts payable	1,964,946	430,763
Accrued expenses and other liabilities	(3,339,631)	6,015,715
Deferred revenue	(1,941,241)	1,404,474

Net cash used in operating activities	(4,543,738)	(7,948,552)
Investing activities
Purchase of property and equipment	(661,452)	(2,576,257)
Investment in unconsolidated joint venture	(346,087)	—

Net cash used in investing activities	(1,007,539)	(2,576,257)
Financing activities
Net borrowings on line of credit	5,490,000	4,150,000
Principal payments on capital lease obligations	(129,243)	(109,874)
Proceeds from shareholder notes	—	10,000,000
Principal payments on long-term debt	(1,000,000)	(1,000,000)
Excess tax benefit from stock-based compensation	72,723	260,831
Payments on deferred equity financing costs	—	(534,236)
Proceeds from exercise of options	2,648	—

Net cash provided by financing activities	4,436,128	12,766,721
Effect of exchange rates on cash and cash equivalents	(67,874)	(40,267)

Net change in cash and cash equivalents	(1,183,023)	2,201,645
Cash and cash equivalents, beginning of period	16,903,458	10,049,214

Cash and cash equivalents, end of period	$15,720,435	$12,250,859

Supplemental disclosures of cash flow information
Cash paid during the period for:
Interest	$2,802,404	$3,220,003

Income taxes	$1,774,564	$134,613

Supplemental disclosures of noncash investing activities
Purchase of equipment financed by capital lease	$—	$820,404

Please see accompanying notes.

RPS PARENT HOLDING CORP. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2013 (UNAUDITED)

1. Business and Organization

RPS Parent Holding Corp. and Subsidiaries (the "Company" or "RPS") is a global next generation clinical research organization (CRO) serving biotechnology and pharmaceutical companies, which the Company refers to collectively as the biopharmaceutical industry. The Company's business model combines the expertise of a traditional CRO with the ability to provide flexible outsourcing solutions that are fully integrated within the Company's clients' clinical infrastructure. The Company is able to leverage its high degree of clinical expertise, industry knowledge and specialization to reduce the expense and time frame of clinical development that meets the varied needs of small, medium and large biopharmaceutical companies.

The Company owns subsidiaries in sixty-three countries along with a joint venture in one country with its core operations located in North America, Latin America, Europe and Asia. The Company's revenues are generated primarily from clients located in the United States.

2. Significant Accounting Policies

Basis of Presentation

The condensed consolidated financial statements are unaudited and, in the opinion of management, include all adjustments (consisting of normal recurring adjustments and accruals) necessary to state fairly the financial position at June 30, 2013, and the results from operations, comprehensive income (loss) and cash flows for the six months ended June 30, 2013 and 2012, in accordance with accounting principles generally accepted in the United States ("U.S. GAAP"). The condensed consolidated balance sheet at December 31, 2012 has been derived from the audited consolidated financial statements. The operating results for the interim period are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 2013 or any other future period. Certain information and footnote disclosures normally included in annual financial statements prepared in accordance with U.S. GAAP have been omitted in accordance with the rules and regulations for interim reporting. These interim condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's Annual Report for the year ended December 31, 2012.

New Accounting Pronouncements

During the fiscal first quarter of 2013, the Company adopted the Financial Accounting Standards Board (FASB) guidance and amendments related to testing indefinite-lived intangible assets for impairment. Under the amendments in this update, an entity has the option to first assess qualitative factors to determine whether the existence of events or circumstances indicates that it is more likely than not that the indefinite-lived intangible asset is impaired. If, after assessing the totality of events and circumstances, an entity concludes that it is not more likely than not that the indefinite-lived intangible asset is impaired, then the entity is not required to determine the fair value. However, if an entity concludes otherwise, then it is required to determine the fair value of the indefinite-lived intangible asset and perform the quantitative impairment test. An entity also has the option to bypass the qualitative assessment for any indefinite-lived intangible asset in any period and proceed directly to performing the quantitative impairment test. This update became effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012. The adoption of this standard is not expected to have a material impact on the Company's results of operations, cash flows or financial position.

New Accounting Pronouncements

In July 2013, the FASB adopted clarifying guidance on the presentation of unrecognized tax benefits when various qualifying tax credits exist. The amendment requires that unrecognized tax benefits be presented on

RPS PARENT HOLDING CORP. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

JUNE 30, 2013 (UNAUDITED)

2. Significant Accounting Policies (Continued)

the Consolidated Balance Sheet as a reduction to deferred tax assets created by net operating losses or other tax credits from prior periods that occur in the same taxing jurisdiction. To the extent that the unrecognized tax benefit exceeds these credits, it shall be presented as a liability. This update is required to be adopted for all annual periods and interim reporting periods beginning after December 15, 2013, with early adoption permitted. The adoption of this standard is not expected to have a material impact on the presentation of the Company's financial position.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents include highly liquid investments with an original maturity of three months or less from date of purchase.

Restricted Cash and Customer Deposits

The Company receives cash in advance from certain customers specifically for the payment of investigator fees relating to specific projects. Such amounts are recorded as restricted cash and customer deposits in the accompanying condensed consolidated balance sheets.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to credit risk consist principally of cash and accounts receivable. The Company performs periodic evaluations of the financial institutions in which its cash is invested. The majority of the Company's revenues and accounts receivable are derived from biopharmaceutical companies located in the United States. The Company's four largest customers accounted for approximately 23%, 15%, 13% and 13%, respectively, of service revenue for the six months ended June 30, 2013. The Company's three largest customers accounted for approximately 20%, 18% and 10%, respectively, of service revenue for the six months ended June 30, 2012.

The Company's largest customer accounted for approximately 16% of the accounts receivable balance as of June 30, 2013. The Company's two largest customers account for approximately 20% and 15%, respectively, of the accounts receivable balance as of December 31, 2012. No other customers represented more than 10% of service revenues or accounts receivable during these periods.

The Company provides an allowance for doubtful accounts based on experience and specifically identified risks. Accounts receivable are carried at estimated realizable value and charged off against the allowance for doubtful accounts when management determines that recovery is unlikely and the Company ceases collection efforts.

Consolidation

The condensed consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

RPS PARENT HOLDING CORP. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

JUNE 30, 2013 (UNAUDITED)

2. Significant Accounting Policies (Continued)

Derivative Financial Instruments

All derivatives are measured at fair value and recognized as either assets or liabilities on the condensed consolidated balance sheets. Derivatives that are not determined to be effective hedges are adjusted to fair value with a corresponding effect on earnings. Changes in the fair value of derivatives that are designated and determined to be effective as part of a hedge transaction have no immediate effect on earnings and depending on the type of hedge, are recorded either as part of other comprehensive income and will be included in earnings in the period in which earnings are affected by the hedged item, or are included in earnings as an offset to the earnings impact of the hedged item. Any ineffective portions of hedges are reported in earnings as they occur. The Company utilizes an interest rate collar agreement to manage changes in market conditions related to debt obligations.

Fair Value of Financial Instruments

The carrying value of financial instruments including cash, accounts receivable, accounts payable, and lines of credit approximates their fair value based on the short-term nature of these instruments. In addition, the carrying value of debt instruments, which do not have readily determinable market values, approximate fair value given that the interest rates on outstanding borrowings approximate market rates.

Property and Equipment

Property and equipment are recorded at cost. Expenditures for repairs and maintenance which do not extend the useful life of the related assets are charged to expense as incurred. Depreciation is computed using the straight-line method over the estimated useful lives of the assets which range from one to seven years.

Goodwill and Intangible Assets

Intangible assets consist primarily of customer relationships, brand names, proprietary software and information, non-compete agreements and goodwill. Finite-lived intangible assets are amortized on a straight-line basis over the following periods: customer relationships — seven years, proprietary software and information — five years, and non-compete agreements — five years. Indefinite-lived intangible assets are not amortized and consist of the Company's brand name. Goodwill represents the excess of the cost over the estimated fair value of net assets acquired in business combinations.

The Company accounts for goodwill, customer relationships, brand names, proprietary software and information and non-compete agreements in accordance with the FASB guidance for intangible assets. Goodwill is tested for impairment on an annual basis (as of October 1 of each year) and more frequently if an event occurs or circumstances change that would more likely than not reduce the fair value of the Company below its carrying value. If the fair value of the Company is less than the carrying value, goodwill may be impaired, and will be written down to its estimated fair market value, if necessary. For indefinite-lived intangibles, the annual impairment test consists of comparing the fair value of the asset to the carrying value.

Goodwill and Intangible Assets

Definite-lived intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated

RPS PARENT HOLDING CORP. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

JUNE 30, 2013 (UNAUDITED)

2. Significant Accounting Policies (Continued)

future cash flows, then an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset.

Revenue and Cost Recognition

The majority of the Company's service revenue is derived from fee-for-service contracts. Revenues and the related costs of fee-for-service contracts are recognized in the period in which services are performed. The Company also recognizes revenue under units-based contracts by multiplying units completed by the applicable contract per-unit price. Revenue related to contract modifications is recognized when realization is assured and the amounts are reasonably determinable. Adjustments to contract estimates are reported in the periods in which the facts that require the revisions become known.

FASB guidance requires reimbursable out-of-pocket expenses to be classified as revenue in the statements of income. Reimbursements for out-of-pocket expenses, included in total revenue in the Company's consolidated statements of income, were $19,954,000 and $18,243,000 for the six months ended June 30, 2013 and 2012, respectively.

The Company excludes investigator fees from its out-of-pocket expenses because these fees are funded from the customer's restricted cash and are recorded on a "pass-through basis" without risk or reward to the Company. Investigator fees paid on behalf of clients were approximately $6,206,000 and $7,113,000 for the six months ended June 30, 2013 and 2012, respectively.

Income Taxes

The Company accounts for income taxes using an asset and liability approach which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and amounts reportable for income tax purposes.

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply in the years in which those temporary differences are expected to be recovered. The Company evaluates the need to establish a valuation allowance for deferred tax assets based on positive and negative evidence including past operating results, the amount of existing temporary differences to be recovered and expected future taxable income. A valuation allowance to reduce the deferred tax assets is established when it is "more likely than not" that some or all of the deferred tax assets will not be realized.

The Company follows the provisions of accounting for uncertainty in income taxes in ASC 740, which prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities.

The Company has recorded a tax benefit for the current period which reflects the fact that it is subject to tax in multiple jurisdictions, consistent with the requirements of ASC 740-270.

Foreign Currency Translation

The financial statements of the Company's foreign subsidiaries have been translated into U.S. dollars. All balance sheet accounts have been translated using the exchange rates in effect at the respective balance sheet date with all translation gains or losses reported as a component of other comprehensive income. The

RPS PARENT HOLDING CORP. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

JUNE 30, 2013 (UNAUDITED)

2. Significant Accounting Policies (Continued)

statements of operations' amounts have been translated using average exchange rates in effect over the relevant periods. Foreign currency transactional gains (losses) have been reflected as a component of the Company's condensed consolidated statements of operations within other income (expense), net.

Stock-Based Compensation

Share-based payments to employees, including grants of employee stock options, are required to be recognized in the financial statements based on their estimated fair values. This guidance requires that an entity measure the cost of equity-based service awards based on the grant-date fair value of the award and recognize the cost of such award over the period during which the employee is required to provide service in exchange for the award (vesting period).

Geographic Information

The Company's non-U.S. operations accounted for approximately 20% and 17% of service revenue during the six months ended June 30, 2013 and 2012, respectively. In addition, approximately 26% and 29% of the Company's consolidated tangible assets were located in foreign locations at June 30, 2013 and December 31, 2012, respectively.

	Americas	Europe	Asia-Pacific	Total
Service revenue from customers(1)
Six months ended June 30, 2013	$198,284,855	$17,067,719	$8,651,575	$224,004,149
Six months ended June 30, 2012	184,251,119	13,791,376	6,362,115	204,404,610
Long-lived assets(2)
As of June 30, 2013	5,858,149	1,077,659	562,516	7,498,324
As of December 31, 2012	6,226,816	1,165,899	846,893	8,239,608

(1)
Service revenue is attributable to geographic locations based on the physical location where the services are performed.

(2)
Long-lived assets represent the net book value of property and equipment.

3. Restatement

In September 2012, a customer asserted that the Company was not in compliance with a clause contained in its Master Services Agreement (the "Agreement") with the customer. The Company evaluated the customer's assertion and believed that the Company was in compliance with the disputed clause and intended to vigorously defend the matter. However, the Company concluded that there was a reasonable possibility of a potential material loss related to this matter, and accordingly, the potential loss contingency should have been disclosed within the footnotes to the financial statements pursuant to the provisions of ASC 450, Contingencies. The accompanying financial statements have been restated to correct this disclosure error.

On May 5, 2014, the Company and the customer reached a settlement agreement in the amount of $9.0 million regarding this matter. The $9.0 million is payable in installments through December 31, 2017 and amends the terms of the Agreement to eliminate the disputed clause. The settlement agreement stipulates that the Company denies that it failed to comply with the disputed clause, and there is no admission of any wrongdoing by either party.

RPS PARENT HOLDING CORP. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

JUNE 30, 2013 (UNAUDITED)

4. Joint Venture

In March 2013, the Company entered into a joint venture agreement with Asklep Inc. This joint venture is based in Tokyo, Japan and is 51%-owned and 49%-owned by Asklep Inc. and the Company, respectively. The joint venture will provide research and development outsourcing solutions in Japan to the biopharmaceutical and medical device industries. The Company contributed approximately $346,000 to the joint venture during May of 2013. The joint venture is accounted for under the equity method of accounting. Through June 30, 2013, there has been no substantive activity of the joint venture, and accordingly the $346,000 is included in other long -term assets on the condensed consolidated balance sheet at June 30, 2013.

5. Goodwill and Intangible Assets

There have been no changes in the goodwill balance from December 31, 2012 through June 30, 2013.

The following tables summarize intangible assets and their amortization as of:

Intangible assets subject to amortization:	Gross	June 30, 2013 Accumulated Amortization	Net
Customer contracts and lists	$34,165,000	$(11,533,593)	$22,631,407
Global recruitment database	3,745,000	(1,769,958)	1,975,042
Proprietary software	730,000	(345,012)	384,988
Non-compete agreements	1,545,000	(730,196)	814,804

Total	$40,185,000	$(14,378,759)	$25,806,241

Intangible assets subject to amortization:	Gross	December 31, 2012 Accumulated Amortization	Net
Customer contracts and lists	$34,165,000	$(9,093,236)	$25,071,764
Global recruitment database	3,745,000	(1,395,458)	2,349,542
Proprietary software	730,000	(272,012)	457,988
Non-compete agreements	1,545,000	(575,696)	969,304

Total	$40,185,000	$(11,336,402)	$28,848,598

The weighted-average amortization period for the intangible assets is 6.1 years at June 30, 2013. In addition, the Company has $24,530,000 capitalized for brand name, as of June 30, 2013 and December 31, 2012, respectively, which has an indefinite life.

The estimated amortization expense for the six months ending December 31, 2013 and each of the four years ending December 31, 2017 and thereafter for the definite-lived intangibles is as follows:

	Year ended
Six months ended December 31, 2013	2014	2015	2016	2017	Thereafter
$3,042,500	$6,085,000	$6,085,000	$5,046,000	$4,881,000	$667,000

RPS PARENT HOLDING CORP. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

JUNE 30, 2013 (UNAUDITED)

6. Restructuring

During the second half of 2012, the Company implemented a restructuring plan to reduce support costs in its European Operations ("European Restructuring Plan"). The Company offered severance benefits to the terminated employees and eliminated approximately 75 positions. The table below outlines the components of the restructuring charges, the payments made, and the remaining accrued balance, for the periods noted:

	Charges	Payments	Accrued Balance	Charges	Payments	Accrued Balance
	Year Ended As of December 31, 2012			Six months ended As of June 30, 2013
Severance and benefits	$6,380,380	$5,959,091	$421,289	$390,755	$723,271	$88,773
Professional fees	2,206,679	2,206,679	—	208,340	208,340	—
Contingency reserve	1,465,223	—	1,465,223	—	630,456	834,767

Total	$10,052,282	$8,165,770	$1,886,512	$599,095	$1,562,067	$923,540

Of the total charge of $10,100,000 during the year ended December 31, 2012, approximately $3,000,000 is included in direct costs and a total of approximately $7,100,000 is included in selling, general and administrative expenses on the condensed consolidated statement of operations. Of the total cost incurred in 2012, a total of approximately $1,125,000 was recorded during the six months ended June 30, 2012, which is included within selling, general and administrative expenses. Of the total charge of $599,000 recorded in the six months ended June 30, 2013, approximately $384,000 is included in direct costs and $215,000 in selling, general and administrative expenses on the condensed consolidated statement of operations.

In the second quarter of 2013 the Company restructured the U.S operations, ("U.S. Restructuring Plan"). The Company offered severance benefits to the terminated employees and eliminated approximately 30 positions. The table below outlines the components of the restructuring charges, the payments made and the remaining accrued balance for the periods noted:

	Charges	Payments	Accrued Balance
	Six months ended As of June 30, 2013
Severance and benefits	$2,073,000	$339,000	$1,734,000

Of the total charge of $2,073,000, approximately $587,000 is included in direct costs and a total of approximately $1,486,000 is included in selling, general and administrative expenses in the condensed consolidated statement of operations.

The severance and benefits charge of $2,073,000 recorded during the six months ended June 30, 2013 includes a severance of $700,000 for a former executive officer of the Company, all of which remains accrued for as of June 30, 2013. In addition to these severance benefits, the Company also agreed to settle certain vested stock options for cash, and to repurchase common shares held by this executive as well as to repay this executive's outstanding shareholder notes. The option settlements repurchase of common shares and repayment of shareholder notes are scheduled to occur in the second half of 2013, with the exact payment dates and amounts contingent on whether or not a qualifying change of control occurs, as defined. Should a change of control not occur, the aggregate payment to be made to the executive for the option

RPS PARENT HOLDING CORP. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

JUNE 30, 2013 (UNAUDITED)

6. Restructuring (Continued)

settlements, repurchase of common shares and repayment of shareholder notes is approximately $678,000. A total of approximately $255,000 of the executive's shareholder notes have been classified as current liabilities as of June 30, 2013, as settlement will occur within the second half of 2013. In addition, should a qualifying change of control occur by December 31, 2013, the executive will also be entitled to a transactional bonus based on the aggregate transaction value ("Transaction Value"), as defined. This transactional bonus would be paid out of the proceeds received from the qualifying change of control.

7. Debt Facilities

On February 18, 2011, the Company entered into the Senior Secured Credit Facilities. The Senior Secured Credit Facilities consist of a six-year $35,000,000 revolving credit facility (the Revolving Credit Facility) and a six-year $80,000,000 term loan facility (the Term Loan Facility). RPS, Inc. is the borrower under the Senior Secured Credit Facilities and Roy RPS Holdings Corp. ("Roy RPS") as well as certain subsidiaries are the guarantors under this facility. The Senior Secured Credit Facilities require quarterly principal payments commencing September 30, 2011 on the Term Loan Facility. The quarterly payments are made as follows: $500,000 for the periods from September 30, 2011 through June 30, 2012, $1,000,000 for the periods from September 30, 2012 through June 30, 2014, $1,500,000 for the periods from September 30, 2014 through June 30, 2015, and $2,000,000 for the periods from September 30, 2015 through December 31, 2016. The final principal payment of $52,000,000 is due on February 17, 2017. Prepayments may be required under defined cash flow events.

In March and April 2012, the Company entered into amendments to the Senior Secured Credit Facilities which, among other modifications, adjusted the applicable margins on both Eurodollar and Base Rate loans, and adjusted certain financial and operating covenant requirements.

The Revolving Credit Facility is available, subject to certain conditions, for general corporate purposes in the ordinary course of business and for other transactions permitted under the Senior Secured Credit Facilities. Borrowings under the Senior Secured Credit Facilities bear interest, at the Company's option, at the base rate or the Eurodollar rate plus a margin. The Revolving Credit Facility is guaranteed by the net assets of Roy RPS and its subsidiaries.

The interest rate on the Term Loan Facility was 6.75% at June 30, 2013 and the interest rate on the Revolving Credit Facility 7.5% at June 30, 2013. At June 30, 2013 there was $13,400,000 in borrowings outstanding on the revolving credit facility.

The Company also agreed to pay a commitment fee on the unused portion of the Revolving Credit Facility of 0.25% to 0.50% per annum based upon the ratio of the Company's profit to debt as defined by the Senior Secured Credit Facilities. The commitment fee on unused borrowings for the Revolving Credit Facility was 0.50% at June 30, 2013.

The Senior Secured Credit Facilities require compliance with certain financial and operating covenants including a minimum consolidated cash interest coverage ratio and a maximum consolidated net leverage ratio. The Company is not permitted to declare, make or pay any cash dividends to RPS Parent Holding Corp. or other parties. The Company was in compliance with all required debt covenants at June 30, 2013. Upon a change in control, any amounts outstanding under the Senior Secured Credit Facilities shall immediately become due and the facilities shall immediately terminate.

RPS PARENT HOLDING CORP. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

JUNE 30, 2013 (UNAUDITED)

7. Debt Facilities (Continued)

In February 2011, the Company entered into Note Purchase Agreements with Warburg Pincus and other shareholders for an aggregate of $80,000,000 of 9% Subordinated Notes due February 2017. In addition, in April of 2012, the Company entered into an additional Note Purchase Agreement with Warburg Pincus for an additional $10,000,000 of 12% Subordinated Notes due February 2017. We will refer hereinafter to both the 9% Notes and the 12% Notes as "Shareholder Notes" or "Notes". The key provisions of the Shareholder Notes are as follows.

Interest accrues on the principal sum of the Shareholder Notes on a daily basis at an annual rate of 9% for the $80,000,000 of principal and 12% for the $10,000,000 of principal and is due and payable by increasing the principal amount of the Notes in arrears on a semi-annual basis. Any payment-in-kind (PIK) interest and principal will be paid-in-full in cash on the earliest to occur of the maturity date of the Notes (February 2017), a redemption in conjunction with a change of control, or the date under which payment on the Shareholder Notes is no longer restricted under the Senior Secured Credit Facilities and RPS Parent elects to pay the PIK interest. RPS Parent may redeem all or a portion of the Shareholder Notes, at its option and at a redemption price equal to 100% of the outstanding principal amount plus accrued and unpaid interest. If less than all of the Shareholder Notes are redeemed, RPS Parent must redeem the Shareholder Notes ratably amongst all the holders of the Shareholder Notes. The holders of a majority of the outstanding principal under the Shareholder Notes may request redemption at a redemption price equal to 100% of the outstanding principal amount plus accrued and unpaid interest upon a change of control.

As long as the Shareholder Notes remain outstanding, the Company will not make any acquisitions, including acquisitions of the stock or assets of another company, except the formation of new subsidiaries and any investment permitted under the terms of the Note Purchase Agreement. As long as the Shareholder Notes remain outstanding, the Company shall not create or enter into any indebtedness other than the Shareholder Notes, indebtedness to subsidiaries, guarantees of subsidiary debt, or other indebtedness not to exceed $12,000,000. The Shareholder Notes are subordinated to the Senior Secured Credit Facilities.

Owners of approximately 4.4% of the Shareholder Notes are members of management (Management Noteholders). The Management Noteholders may request borrowings (the Tax Notes) from the Company in an amount equal to the annual tax liability of each Management Noteholder under the Notes upon the request of the applicable Management Noteholder. Approximately $218,000 of Tax Notes have been issued through June 30, 2013.

The following summarizes the Company's required debt principal payments under the Term Loan Facility for the next five years and thereafter:

Term Loan Facility Payment
For the six months ending December 31, 2013	$3,000,000
2014	5,000,000
2015	7,000,000
2016	8,000,000
2017	52,000,000

Total	$75,000,000

RPS PARENT HOLDING CORP. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

JUNE 30, 2013 (UNAUDITED)

8. Stockholders' Equity

There are 66,000,000 authorized shares of common stock of RPS Parent Holding Corp. as of June 30, 2013 and December 31, 2012 and 54,443,847 and 54,442,523 shares are issued and outstanding as of June 30, 2013 and December 31, 2012, respectively. The majority of the common stock is owned by affiliates of Warburg Pincus. For so long as Warburg Pincus maintains specified ownership percentages of the Company's common stock, they will be entitled to certain protective provisions as defined in the Stockholders Agreement. These protective provisions would require Warburg Pincus to approve certain significant corporate actions, including any adoption or amendment, modification or supplement to the certificate of incorporation, and incurrence, assumption or any commitment for any indebtedness in excess of $1,000,000, among others.

As of June 30, 2013, 2,709,884 shares of common stock are owned by members of management (Management Stockholders). The Management Stockholders are subject to certain rights and provisions as per the terms of the Stockholders Agreement, which include certain restrictions on the transfer of Management Stockholder shares, tagalong rights, put rights and call rights.

Put Rights

In the event of a Management Stockholder's termination of service from the Company without cause or for cause or a Management Stockholder's resignation at any time during the period ending on the six-month anniversary of such termination of service, the Management Stockholder may cause the Company to repurchase from the Management Stockholder any shares of common stock held by the Management Stockholder at a repurchase price equal to the fair value of such common stock as of the date of repurchase; provided, that in the event of a Management Stockholder's termination of service from the Company for cause (or a voluntary resignation within 30 days after the occurrence of an event that would be grounds for a termination for cause, as determined by the Board of Directors in good faith) the repurchase price shall equal the lesser of (i) the original exercise price or purchase price (as applicable) of the common stock, if any, and (ii) the fair value of such common stock as of the date of repurchase.

If a Management Stockholder elects to exercise these put rights, such Management Stockholder must also sell to the Company as a condition to the Company's repayment obligations an amount of the aggregate principal amount of the Shareholder Notes (including any accrued but uncompounded interest thereon) held by such Management Stockholder or any transferees of such Management Stockholder equal to the product of (i) the quotient determined by dividing (A) the number of shares of common stock owned by such Management Stockholder proposed to be sold to the Company, divided by (B) the aggregate number of shares of common stock owned by such Management Stockholder, multiplied by (ii) the aggregate principal amount of Stockholder Notes (including any accrued but uncompounded interest thereon) held by such Management Stockholder or any transferees of such Management Stockholder.

Call Rights

In the event of a Management Stockholder's termination of service from the Company for any reason, at any time during the period ending on the six-month anniversary of such termination, the Company may repurchase from the Management Stockholder any shares of common stock held by such Management Stockholder or any transferees of such Management Stockholder at a repurchase price equal to the fair value as of the date of the repurchase; provided, that in the event of a Management Stockholder's termination of service from the Company for cause (or a voluntary resignation within 30 days after the

RPS PARENT HOLDING CORP. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

JUNE 30, 2013 (UNAUDITED)

8. Stockholders' Equity (Continued)

occurrence of an event that would be grounds for a termination for cause, as determined by the Board of Directors in good faith) the repurchase price shall equal the lesser of (i) the original exercise price or purchase price (as applicable), if any, and (ii) the fair value of such common stock as of the date of repurchase; provided, further, that the Company shall be precluded from exercising the foregoing repurchase right until the later of six months after an award vests (in the case of a restricted stock reward) or six months after option exercise (in the case of an Option), in which case the repurchase right may be exercised during the six-month period following the date such repurchase right may be exercised.

As a consequence of the aforementioned put and call rights, the 2,709,884 shares of common stock held by the Management Stockholders are considered to be contingently redeemable for financial reporting purposes.

9. Stock Option Plans

The Company adopted the 2007 Stock Incentive Plan (the 2007 Incentive Plan) on August 30, 2007. The 2007 Incentive Plan awarded options and restricted stock. In connection with the acquisition of the Company in February 2011, a total of 4,571,108 vested options in the 2007 Incentive Plan were cancelled in exchange for the right to receive an amount per share of common stock underlying the applicable stock option equal to the excess, if any, of the merger consideration of $6.10 per share over the applicable exercise price of such stock option. In addition, a portion of vested options held by senior management were exchanged for options of RPS Parent Holding Corp. The remaining unvested options continue to be governed by the 2007 Incentive Plan, and vesting continuing under the original terms, which was generally over a three-year period. The exercise period of awards under the 2007 Incentive plan is determined by the Board of Directors or a committee thereof, and may not exceed 10 years from the date of grant.

The RPS Parent Holding Corp. 2011 Stock Incentive Plan adopted on February 18, 2011 (the 2011 Option Plan) authorizes the award of stock-based incentives to eligible participants, including employees of the Company, non-employee directors, and eligible consultants. All stock-based incentives are non-qualified in nature. The 2011 Option Plan provides for three types of awards: time-based vesting awards, performance vesting awards and outperformance vesting awards, all of which are described below. The exercise period for these awards cannot exceed ten years from the date of grant. Each option entitles the holder to purchase one share of common stock at the applicable exercise price. The provisions of each type of award are as follows:

Time-Based Vesting awards  —  As long as the participant remains employed by the Company or its subsidiaries on each vesting date, the awards generally vest and become exercisable on the following schedule: (i) 20% on the first anniversary of the grant date, and (ii) 5% on each three-month anniversary beginning on the fifteenth month following the grant date. Time-based vesting shall only occur on the vesting dates, and there will be no proportional or incremental vesting on the interim dates.

Performance vesting awards  —  These awards shall vest and become proportionally exercisable upon a transaction, including a change of control or an initial public offering, in which Warburg Pincus or its affiliates receive proceeds in the form of cash or marketable securities, provided that Warburg Pincus's internal rate of return is greater than 25% but less than 50%. An internal rate of return equal to or greater than 50% will result in vesting of the entire performance vesting tranche.

RPS PARENT HOLDING CORP. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

JUNE 30, 2013 (UNAUDITED)

9. Stock Option Plans (Continued)

Outperformance Vesting awards  —  These awards shall vest and become proportionally exercisable upon a transaction, including a change of control or an initial public offering, in which Warburg Pincus or its affiliates receive proceeds in the form of cash or marketable securities, provided that Warburg Pincus's internal rate of return is greater than 50% but less than 75%. An internal rate of return equal to or greater than 75% will result in vesting of the entire outperformance vesting tranche.

The following table summarizes activity under the 2011 Option Plan:

	Options Available for Grant	Number of Options Outstanding	Weighted-Average Exercise Price
Balance, December 31, 2012	2,538,160	8,876,030	$1.80
Authorized	—	—	$—
Granted	(225,000)	225,000	$2.75
Exercised	1,324	(1,324)	$2.25
Forfeited/cancelled	163,732	(163,732)	$2.00

Balance, June 30, 2013	2,478,216	8,935,974	$1.82

At June 30, 2013, 2,040,285 options were exercisable at a weighted-average exercise price of $0.99 per share. The weighted-average remaining contractual life of all outstanding options at June 30, 2013 was 8.2 years. The weighted-average remaining contractual life of vested options at June 30, 2013 was 7.1 years.

Stock-based compensation expense for the six months ended June 30, 2013 and June 30, 2012 was approximately $247,000 and $216,000, respectively, and is included in selling, general, and administrative expenses in the accompanying consolidated statements of operations. The Company recognizes the compensation expense of such share-based service awards on a straight-line basis. Total compensation cost of time-based awards options granted but not yet vested as of June 30, 2013 was approximately $1,903,000, net of estimated forfeitures, which is expected to be recognized over the weighted-average period of 4.0 years.

Valuation of Time-Based Vesting Awards

The per-share weighted-average fair value of time-based vesting awards granted was estimated at $1.49 and $1.07 for the six months ended June 30, 2013 and June 30, 2012, respectively; on the date of grant, using the Black-Scholes option-pricing model with the following weighted-average assumptions which are based upon the Company's history or industry comparative information:

	Six Months Ended June 30, 2013	Six Months Ended June 30, 2012
Expected dividend yield	0.00%	0.00%
Expected volatility	55.00%	55.00%
Risk-free interest rate	1.53%	1.61%
Expected life	6.5 years	6.5 years

RPS PARENT HOLDING CORP. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

JUNE 30, 2013 (UNAUDITED)

9. Stock Option Plans (Continued)

The Company's common stock is not publicly traded; as such, the expected volatility has been calculated for each date of grant based on an alternative method (defined as the calculated value). The Company identified similar public entities for which share price information is available and has considered the historical volatility of these entities' share prices in determining its estimated expected volatility. The Company used the average volatility of these guideline companies over the expected term calculated using the simplified method pursuant to FASB guidance. The Company estimates the fair value of its common stock using the market and income valuation approaches, with the assistance of a valuation consultant.

Valuation of Performance and Outperformance Vesting Awards

Of the total 8,935,974 options granted outstanding at June 30, 2013, 3,756,901 are time-based awards, 2,140,035 are Performance Vesting awards and 3,039,038 are Outperformance Vesting awards. The Performance Vesting awards and Outperformance Vesting awards contain both performance and market conditions. The estimated fair value of these awards on the date of grant will be amortized to expense should the performance condition become probable of achievement. As of June 30, 2013, the Company has not recognized any compensation expense to date related to these awards as the achievement of the performance condition is not deemed probable.

The Company estimated the fair value of the Performance Vesting awards and the Outperformance Vesting awards on the dates of grant by using a risk-neutral lattice methodology within a Monte Carlo simulation model. The primary inputs into the model include the estimated fair value of common stock, the exercise price, the risk-free rate, stock price volatility and an estimated time until an exit event. There were no Performance Vesting Awards or Outperformance Vesting Awards issued during the six months ended June 30, 2013. The estimated fair value of the Performance Vesting Awards and Outperformance Vesting awards granted during the year ended December 31, 2012 was $647,000 and $1,300,000 respectively, which will be recognized to expense when the underlying performance condition is deemed probable of occurrence.

10. Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (the exit price) in an orderly transaction between market participants at the measurement date. The fair value standard outlines a valuation framework and creates a fair value hierarchy in order to increase the consistency and comparability of fair value measurements and the related disclosures.

The fair value guidance describes three levels of input that may be used to measure fair value.

  ▪
  Level 1 — Financial assets and liabilities whose values are based on unadjusted quoted prices for identical assets or liabilities in an active market that the company has the ability to access at the measurement date.

  ▪
  Level 2 — Financial assets and liabilities whose values are based on quoted prices in markets where trading occurs infrequently or whose values are based on quoted prices of instruments with similar attributes in active markets. Level 2 inputs include the following:

  ▪
  Quoted prices for similar assets or liabilities in active markets;

  ▪
  Quoted prices for identical or similar assets or liabilities in non-active markets;

RPS PARENT HOLDING CORP. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

JUNE 30, 2013 (UNAUDITED)

10. Fair Value Measurements (Continued)

    ▪
    Inputs other than quoted prices that are observable for substantially the full term of the asset or liability; and

    ▪
    Inputs that are derived principally from or corroborated by observable market data for substantially the full term of the asset or liability.

  ▪
  Level 3 — Financial assets and liabilities whose values are based on prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement. These inputs reflect management's own assumptions about the assumptions a market participant would use in pricing the asset or liability.

The following tables summarize the Company's financial assets and liabilities measured at fair value on a recurring basis at June 30, 2013 and December 31, 2012, respectively:

	2013
	Fair Value at June 30, 2013	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets measured at fair value on a recurring basis:
Cash and cash equivalents	$15,720,435	$15,720,435	$—	$—
Restricted cash	4,969,086	4,969,086	—	—
Derivatives — interest rate collar (Note 11)	5,728	—	—	5,728

Total	$20,695,249	$20,689,521	$—	$5,728

	2012
	Fair Value at December 31, 2012	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets measured at fair value on a recurring basis:
Cash and cash equivalents	$16,903,458	$16,903,458	$—	$—
Restricted cash	5,054,826	5,054,826	—	—
Derivatives — interest rate collar (Note 11)	13,812	—	—	13,812

Total	$21,972,096	$21,958,284	$—	$13,812

RPS PARENT HOLDING CORP. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

JUNE 30, 2013 (UNAUDITED)

10. Fair Value Measurements (Continued)

The reconciliation of the interest rate collar measured at fair value on a recurring basis using unobservable inputs (Level 3) is as follows:

Interest Rate Collar
Balance at December 31, 2012	$13,812
Change in fair value	(8,084)

Balance at June 30, 2013	$5,728

Interest rate collars are valued using discounted cash flows. The key input used is the LIBOR rate, which is observable at quoted intervals for the term of the cap. Assets and liabilities that are measured at fair value on a non-recurring basis include intangible assets and goodwill.

11. Derivative Financial Instruments

The Company manages interest rate exposure by using an interest rate collar agreement to reduce the variability of cash flows in interest payments for the principal amount of variable-rate debt. In August 2011, the Company entered into interest rate collar agreement with an aggregate notional principal amount of $80,000,000. This collar is used to hedge the variable rate of the Company's Senior Secured Credit Facilities. The Company paid $366,000 to enter into the interest rate collar, which is recorded in long-term assets. The interest rate collar is classified as an ineffective hedge, and changes in the fair value are recorded in interest expense. The fair value of the interest rate collar was $5,728 and $13,812 at June 30, 2013 and December 31, 2012, respectively, and the Company recorded $8,084 and $203,117 of interest expense during the six months ended June 30, 2013 and June 30, 2012, respectively, in order to mark the interest rate collar to fair value.

	Asset Derivatives
	June 30, 2013		December 31, 2012
	Balance Sheet Classification	Fair Value	Balance Sheet Classification	Fair Value
Derivatives not designated as hedging instruments:
Interest rate collar	Other assets	$5,728	Other assets	$13,812

	Six months ended June 30, 2013		Six months ended June 30, 2012
	Location of Gain or Loss	Amount of Gain or Loss	Location of Gain or Loss	Amount of Gain or Loss
Derivatives not designated as cash flow hedge:
Interest rate collar	Interest expense	$(8,084)	Interest expense	$(203,117)

12. Commitments and Contingencies

The Company occupies its corporate headquarters and other offices and uses certain equipment under various operating leases. The Company's current lease for its corporate headquarters expires in June 2017. Rent and equipment expense under such lease arrangements was approximately $4,216,000 and $3,619,000 during the six months ended June 30, 2013 and 2012, respectively. The Company is the

RPS PARENT HOLDING CORP. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

JUNE 30, 2013 (UNAUDITED)

12. Commitments and Contingencies (Continued)

lessee of approximately $796,000 of automobiles and equipment under capital leases expiring through 2015. The equipment is recorded at the present value of minimum lease payments and is amortized over its estimated useful life. Amortization of the assets under capital lease agreements of approximately $129,000 and $155,000 for the six months ended June 30, 2013 and 2012, respectively, and is included in depreciation expense.

Future minimum lease payments subsequent to June 30, 2013 under capital and noncancelable operating leases are as follows:

	Capital Leases	Operating Leases
Six months ending December 31, 2013	$165,015	$3,915,934
2014	333,675	6,697,043
2015	297,524	5,321,438
2016	—	3,553,486
2017	—	1,319,863
Thereafter	—	25,621

Total minimum lease payments	796,214	$20,833,385

Less amount representing interest	(50,792)

Present value of net minimum lease payments	$745,422

The Company recorded an accrual in the amount of $1,500,000 in the fourth quarter of 2012 related to outstanding claims in accordance with the European Restructuring Plan (Note 6). This accrual was recorded based on management's best estimate of the range of the probable loss related to these disputes in accordance with the provisions of ASC 450, Contingencies. These estimates are based on management's assessment of the facts and circumstances for each of the outstanding matters, which includes analyses by external legal counsel. These estimates are subject to considerable judgment. During the six months ended June 30, 2013, the Company settled certain of these disputes and paid out approximately $630,000 to former employees. The remaining accrued amount of $835,000 as of June 30, 2013 is management's best estimate of the remaining liability for these matters.

The Company is involved in various other claims incidental to the conduct of its business. Management does not believe that any such claims to which the Company is a party, both individually and in the aggregate, will have a material adverse effect on the Company's financial position, results of operations or cash flows.

13. Subsequent Events

On July 24, 2013, the Company entered into a Letter Agreement with the Chief Executive Officer, whereby the officer agreed to terminate employment with the Company effective August 7, 2013. The executive will be entitled to severance benefits pursuant to the provisions of an existing employment agreement. In addition, the Company and executive agreed to the terms of transaction bonuses to be paid to the executive, should a qualifying change of control occur.

RPS PARENT HOLDING CORP. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

JUNE 30, 2013 (UNAUDITED)

13. Subsequent Events (Continued)

On July 29, 2013, RPS Parent Holding Corp. entered into an agreement and plan of merger (the "RPS Merger Agreement") with Redwood Holdco Parent, Inc. ("RPS Parent") and Redwood Merger Sub, Inc. ("RPS Merger Sub"). The RPS Merger Agreement provides for, upon the terms and subject to the conditions of the RPS Merger Agreement, the merger of RPS Merger Sub with and into RPS Parent Holding Corp., with RPS Parent Holding Corp. continuing as the surviving corporation in the merger as a wholly-owned subsidiary of RPS Parent (the "RPS Merger" and, together with the PRA Merger, the "Mergers"). RPS Parent and RPS Merger Sub are affiliates of Kohlberg Kravis Roberts & Co., L. P. ("KKR") and were formed by investment funds affiliated with KKR in order to acquire RPS Parent Holding Corp.

Pursuant to the RPS Merger Agreement, at the effective time of the RPS Merger, each issued and outstanding share of RPS Parent Holding Corp. (other than (i) any shares owned or held directly or indirectly by RPS Parent or RPS Parent Holding Corp. and (ii) shares owned by RPS Parent Holding Corp.'s stockholders who are entitled to and who properly exercise appraisal rights under Delaware law) will be converted into the right to receive cash (the "RPS Merger Consideration").

Should the merger close, the Company would be obligated to pay an investment banking fee related to the merger, totaling a minimum of 1% of the aggregate Transaction Value, as defined.

The Company has evaluated subsequent events through September 9, 2013, the date on which the condensed consolidated financial statements were available to be issued.

QuickLinks

  Exhibit 99.1
RPS PARENT HOLDING CORP. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS
RPS PARENT HOLDING CORP. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS
RPS PARENT HOLDING CORP. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
RPS PARENT HOLDING CORP. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS
RPS PARENT HOLDING CORP. AND SUBSIDIARIES NOTES CONSOLIDATED FINANCIAL STATEMENTS Year Ended December 31, 2012
RPS PARENT HOLDING CORP. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS
RPS PARENT HOLDING CORP. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
RPS PARENT HOLDING CORP. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
RPS PARENT HOLDING CORP. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
RPS PARENT HOLDING CORP. AND SUBSIDIARIES NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS JUNE 30, 2013 (UNAUDITED)